     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 COLLEGIS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                             7379                       23-2414968
 (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification Number)

                          2300 MAITLAND CENTER PARKWAY
                                   SUITE 340
                            MAITLAND, FLORIDA 32751
                                 (407) 660-1199

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ROBERT E. LUND
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 COLLEGIS, INC.
                    2300 MAITLAND CENTER PARKWAY, SUITE 340
                            MAITLAND, FLORIDA 32751
                                 (407) 660-1199
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        R. CABELL MORRIS, JR.                        DOUGLAS NEWKIRK
           Winston & Strawn                      Sachnoff & Weaver, Ltd.
         35 West Wacker Drive                     30 South Wacker Drive
       Chicago, Illinois 60601                          Suite 2900
            (312) 558-5600                       Chicago, Illinois 60611
                                                      (312) 207-1000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                                                           PROPOSED MAXIMUM     AGGREGATE
        TITLE OF EACH CLASS OF              AMOUNT TO          OFFERING          OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED        BE REGISTERED(1)    PER SHARE(2)        PRICE(2)      REGISTRATION FEE
Common Stock, par value $0.01 per
  share................................  4,255,000 shares       $16.00         $68,080,000         $20,084

(1) Includes 555,000 shares that the Underwriters may purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 29, 1998

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

            , 1998

                                3,700,000 SHARES

                                 COLLEGIS, INC.

                                  COMMON STOCK

    Of the 3,700,000 shares of Common Stock offered hereby,          shares are
being sold by COLLEGIS, Inc. ("COLLEGIS" or the "Company") and      shares are
being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering
price will be between $     and $     per share. See "Underwriting" for
information relating to factors to be considered in determining the initial public offering price.

    The Company has made application for quotation of the Common Stock on the Nasdaq National Market under the symbol "CLGS."
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

--------------------------------------------------------------------------------------------
                               PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                              TO THE        DISCOUNTS AND       TO THE         THE SELLING
                              PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
--------------------------------------------------------------------------------------------
Per Share...............         $                $                $                $
Total(3)................         $                $                $                $
--------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.

(2) BEFORE DEDUCTING OFFERING EXPENSES, ESTIMATED AT $       , WHICH WILL BE
    PAID BY THE COMPANY.

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 555,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO THE PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE
    COMPANY WILL BE $   , $   AND $   , RESPECTIVELY. SEE "UNDERWRITING."

    The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New
York, New York, on or about             , 1998.

DONALDSON, LUFKIN & JENRETTE                                      BT ALEX. BROWN

                [CHART DEPICTING COLLEGIS SERVICE AREAS AND OFFERINGS]

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS."
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING INFORMATION SET FORTH IN "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS: (i) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; AND (ii) GIVES RETROACTIVE EFFECT TO THE CONVERSION, ON A ONE-FOR-ONE BASIS, OF ALL OUTSTANDING SHARES OF EACH CLASS OF COMMON STOCK OF THE COMPANY INTO SHARES OF THE COMPANY'S SINGLE CLASS OF COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON STOCK"), WHICH WILL OCCUR UPON THE CLOSING OF THE OFFERING.

                                  THE COMPANY

    COLLEGIS, Inc. ("COLLEGIS" or the "Company") is a leading nationwide provider of information technology ("IT") enterprise solutions and services to clients in the higher education marketplace. The Company offers its IT services through three principal service areas: (i) Operational and Financial IT Services; (ii) Networking and Internet Services; and (iii) Instructional Technology Services. COLLEGIS' primary competitive advantage is its in-depth higher education IT experience, which it applies to assist colleges and universities to succeed in an environment of increasing competition for students and rapidly evolving technology. The Company has competed successfully in this environment, having achieved compound annual revenue growth of 55% from 1993 to 1997. Moreover, because of the long term nature of most of the Company's client engagements, COLLEGIS enjoys significant recurring revenues with the majority of its revenues in 1996 and 1997 having been committed at the beginning of such years.

    The higher education market today is characterized by increased competition for students, budgetary constraints, outdated IT systems, a rapidly changing technological environment and student demand for remote access to academic and administrative services. Colleges and universities are striving to improve the quality of the educational experience and to lower operating costs by upgrading their technology infrastructure to provide both academic and administrative services. In addition, technological advances such as the Internet have made distance learning and other on-line educational applications feasible and many schools are recognizing this as an opportunity for revenue enhancement. Outside IT solution providers are well positioned to address the IT issues facing higher education because: (i) technological change, especially the advent of client server computing and Internet/intranet related services, is outpacing internal resources; (ii) hiring and retaining qualified technical staff is difficult due to the competitive environment for IT specialists and limited job advancement opportunities for IT professionals within higher education; (iii) outside specialists often deliver a greater return on an institution's IT investment because they enable a college or university to more rapidly and cost-effectively upgrade its systems; and (iv) external IT specialists can often formulate more objective advice, free of internal cultural or political forces. The Company believes that a significant opportunity exists in the higher education market because most colleges and universities are currently addressing their technology requirements in-house. The Company estimates that of the approximately 3,500 higher education institutions in the United States, only 55 have engaged a third-party IT specialist, such as COLLEGIS, under a long-term contract to operate all or a major portion of their IT function.

    COLLEGIS' three service areas are designed to provide a complete range of IT solutions and services to assist colleges and universities with every aspect of their technology needs. The Operational and Financial IT Services area provides strategic planning, project installation and management, training, user support and IT staffing solutions. The Networking and Internet Services area plans, designs and implements comprehensive network infrastructures that include sophisticated Internet/intranet applications, as well as ongoing network maintenance, training and user support services. The Instructional Technology Services area uses the Web-based COLLEGIS Learning Network to assist colleges and universities in designing and developing on-line courses and other on-line educational, administrative and student service applications.

    The Company believes that it possesses several business strengths that provide it with a competitive advantage, including: (i) vertical market focus resulting in a thorough understanding of the information technology needs of U.S. colleges and universities; (ii) broad range of services enabling the Company to be a single-source provider to the higher education market; (iii) established industry reputation earned by successfully providing 13 years of IT solutions to colleges and universities; (iv) proven operating model facilitating COLLEGIS' goal of becoming an educational institution's IT partner; (v) strong client relationships fostered through the close working relationships between the client and COLLEGIS' on-site staff and corporate management; (vi) recruiting advantage provided by hiring significant numbers of technical staff from clients; and (vii) the COLLEGIS Learning Network, an on-line service that assists academic institutions in using Web-based technology to transform the learning environment.

    The Company's goal is to become the nation's leading provider of IT enterprise solutions and services to the higher education marketplace. Key elements of COLLEGIS' strategy to achieve this goal are: (i) expand client base by increasing the size and scope of its sales and marketing organization and technical staff; (ii) expand long-term relationships with existing clients to increase length and scope of client engagements; (iii) maintain role as leader in emerging higher education technologies by allocating sufficient resources to offer new technologies; (iv) expand the COLLEGIS Learning Network to capture service opportunities associated with the emerging instructional technology area; (v) partner with software vendors to broaden customer base, increase competitiveness and maintain technological sophistication; and (vi) pursue strategic acquisitions that complement existing service offerings. There can be no assurance that the Company will be successful in implementing any or all of its strategies or achieving its goal.

                                  THE OFFERING

Common Stock offered by the Company.............  shares

Common Stock offered by the Selling
  Stockholders..................................  shares

Common Stock to be outstanding after the
  Offering......................................  9,189,060 shares(1)

Use of proceeds.................................  To repay bank indebtedness, pay certain bonuses arising in connection with the
                                                  Offering and for general corporate
                                                  purposes.

Proposed Nasdaq National Market Symbol..........  CLGS

------------------------

(1) Includes 274,912 shares of Common Stock to be issued upon the exercise of a warrant by a Selling Stockholder in connection with this Offering and excludes (i) 2,150,404 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1998, of which 1,850,404 are outstanding under the Company's 1996 Stock Option Plan and 300,000 are held by an executive officer of the Company, and (ii) 298,360 shares of Common Stock reserved for grant of future options or direct issuances under the Company's 1996 Stock Option Plan. See "Management--Employee Benefit Plans--1996 Stock Option Plan" and "Certain Transactions."

                             SUMMARY FINANCIAL DATA

                                                                                                         SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                                  JUNE 30,
                                ---------------------------------------------------------------   ------------------------------
                                                                                         PRO                              PRO
                                                                                        FORMA                            FORMA
                                  1993       1994       1995       1996       1997     1997(1)      1997       1998     1998(2)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Service revenue.............  $  3,990   $  7,074   $  9,708   $ 15,226   $ 22,808   $22,808    $ 10,240   $ 15,858   $15,858
  Operating expenses:
    Cost of services..........     2,210      3,996      5,632      8,828     13,072    13,072       5,834      9,027     9,027
    Selling, general and
      administrative
      expenses................     1,686      2,027      2,317      3,545      6,002     6,002       2,691      4,376     4,376
    Depreciation and
      amortization............        14         27         40        104        153       153          68         91        91
    Special compensation
      expense(3)..............        --         --         --         --         --        --          --      2,474        --
    Relocation costs(4).......        --         --         --        613        488       488         488         --        --
    Recapitalization
      expenses(5).............        --         --         --      1,587         --        --          --         --        --
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
      Total operating
        expenses..............     3,910      6,050      7,989     14,677     19,715    19,715       9,081     15,968    13,494
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Operating income (loss).....        80      1,024      1,719        549      3,093     3,093       1,159       (110)    2,364
  Interest expense(5).........        (8)        (8)        --       (787)    (1,012)       --        (536)      (391)       --
  Interest income.............        25         64        124        131        143       143          79         71        71
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Income (loss) before income
    taxes.....................        97      1,080      1,843       (107)     2,224     3,236         702       (430)    2,435
  Income tax (expense)
    benefit(6)................       (15)      (385)        67        571       (938)   (1,365)       (324)       170      (963)
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Income (loss) before
    extraordinary item........        82        695      1,910        464      1,286     1,871         378       (260)    1,472
  Loss on early extinguishment
    of debt--net of income tax
    benefit of $180...........        --         --         --         --       (271)       --          --         --        --
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Net income (loss)...........  $     82   $    695   $  1,910   $    464   $  1,015   $ 1,871    $    378   $   (260)  $ 1,472
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Net income (loss) per
    share--basic..............  $   0.02   $   0.14   $   0.33   $   0.08   $   0.16   $  0.27    $   0.06   $  (0.04)  $  0.21
  Net income (loss) per
    share--diluted............  $   0.02   $   0.13   $   0.31   $   0.07   $   0.14   $  0.24    $   0.05   $  (0.04)  $  0.19
  Weighted average shares
    outstanding--basic........     5,007      4,970      5,820      6,050      6,304     7,009       6,299      6,316     6,970
  Weighted average shares
    outstanding--diluted......     5,294      5,494      6,104      6,537      7,014     7,720       7,021      6,316     7,940

PRO FORMA NET INCOME DATA(6):
  Income (loss) before income
    taxes.....................                        $  1,843   $   (107)
  Pro forma income tax
    (expense) benefit.........                            (765)        44
                                                      --------   --------
  Pro forma net income
    (loss)....................                           1,078        (63)
                                                      --------   --------
                                                      --------   --------
  Pro forma net income (loss)
    per share--basic..........                        $   0.19   $  (0.01)
  Pro forma net income (loss)
    per share--diluted........                        $   0.18   $  (0.01)
  Pro forma weighted average
    shares
    outstanding--basic........                           5,820      6,050
  Pro forma weighted average
    shares
    outstanding--diluted......                           6,104      6,050

                                                                                                AS OF JUNE 30, 1998
                                                                                            ----------------------------
                                                                                              ACTUAL     AS ADJUSTED(7)
                                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................   $   1,293
  Working capital.........................................................................       3,760
  Total assets............................................................................       9,702
  Long-term debt, including current portion...............................................       8,575
  Total stockholders' equity (deficit)....................................................      (2,694)

------------------------------

(1) The pro forma statement of operations data for the year ended December 31, 1997 are presented as if, on January 1, 1997, the Offering had been consummated and a portion of the net proceeds therefrom had been applied to repay all outstanding long-term debt, including current portion, resulting in the elimination of interest expense (and the related income tax benefit). The 1997 pro forma statement of operations data also reflect the elimination of the extraordinary loss on early extinguishment of debt. The 1997 pro forma net income per share data (basic and diluted) include an additional
    704.9 shares of Common Stock
    assumed to be outstanding, reflecting that portion of the Offering necessary to repay outstanding debt at January 1, 1997. See "Capitalization," "Use of Proceeds" and Note 7 of Notes to Financial Statements.

(2) The pro forma statement of operations data for the six months ended June 30, 1998 are presented as if, on January 1, 1998, the Offering had been consummated and a portion of the net proceeds therefrom had been applied to repay all outstanding long-term debt, including current portion, resulting in the elimination of interest expense (and the related income tax benefit). The 1998 interim period pro forma statement of operations data also reflect the elimination of special compensation expense (and the related income tax benefit) recognized as a result of the sale of stock and granting of options at prices below fair value to certain officers and employees of the Company in May and June 1998. The 1998 interim period pro forma information does not include $1,225 in aggregate bonus obligations payable to certain current officers and a significant stockholder of the Company upon the successful completion of an initial public offering. The 1998 interim period pro forma net income per share data-basic include an additional 654.1 shares of Common Stock assumed to be outstanding reflecting that portion of the Offering necessary to repay outstanding debt at January 1, 1998 and the 1998 interim period pro forma net income per share data-diluted includes such 654.1 additional shares plus a further 969.2 shares representing the potential dilutive impact of outstanding options and warrants that were not considered in the actual results for the six months ended June 30, 1998 as their impact would have been anti-dilutive. See "Capitalization," "Use of Proceeds" and Notes 7 and 11 of Notes to Financial Statements.

(3) Special compensation expense relates to the issuance of stock and options in connection with the May 1998 hiring of the Company's Chairman and Chief Executive Officer and certain other employees at prices below the fair value of the underlying shares. The Chairman's options and shares vested immediately and are subject to call rights held by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Executive Compensation," "Certain Transactions" and Note 11 of Notes to Financial Statements.

(4) During late 1996 and early 1997, the Company incurred costs to relocate its corporate offices from Pennsylvania to Orlando, Florida. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 of Notes to Financial Statements.

(5) On April 11, 1996, the Company completed the Recapitalization whereby combined proceeds of approximately $21,132 from the issuance of common stock, debt and warrants were used to redeem 5,637 shares of common stock, to terminate certain options to purchase common stock and to pay transaction-related expenses including cash bonuses paid to certain key executives, and certain legal, accounting and other miscellaneous expenses. Immediately after the Recapitalization, previous shareholders held 20.3% of the outstanding voting common stock of the Company. Interest expense for periods after April 11, 1996 reflects the debt incurred as part of the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Financial Statements.

(6) For the period January 1, 1995 to April 11, 1996 the Company was treated as an S Corporation for federal income tax purposes. During such period, the Company was not subject to federal income taxes, but was subject to certain state income taxes. Upon the termination of its S Corporation election, the Company recognized a deferred tax benefit of $271 related to the initial recording of deferred tax assets and liabilities. The pro forma net income data show the significant effects on the historical financial information had the Company not been treated as an S Corporation during this period and reflect a provision for income taxes at an effective rate of 41.5% and 41.0% during 1995 and a portion of 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1, 2 and 14 of Notes to Financial Statements.

(7) Adjusted to give effect to the sale of       shares of Common Stock offered
    by the Company hereby (at an assumed initial public offering price of
    $      per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

RELIANCE ON HIGHER EDUCATION INSTITUTIONS

    Substantially all of the Company's clients are colleges and universities. The Company estimates that there are approximately 3,500 colleges and universities in the United States. The Company's success will depend, to a large extent, on its ability to persuade institutions that currently perform information technology functions through their own in-house departments to contract with a third-party provider such as the Company to perform those functions. The Company's ability to increase revenues would also be impaired if the Company were unsuccessful in persuading clients to use the Company as their single-source provider of a number of critical information technology services. Because client referrals are an important component in obtaining new engagements in the higher education market, a failure or inability to meet a customer's expectations could seriously damage the Company's reputation and affect its ability to attract new business. The Company cannot give any assurance of success in expanding its presence in its target market or otherwise increasing its revenues from its current clients.

    Unfavorable economic conditions adversely impacting the higher education market could also have a material adverse effect on the Company's business, financial condition and results of operations. A general economic downturn could further intensify the competitive pressures facing small private colleges, which constitute a significant market for the Company's services. In addition, the Company derives a significant portion of its revenues from public institutions whose fiscal stability is dependent, in part, on state and local government funding. As a result, a decrease in government funding in a state or municipality in which the Company derives a significant portion of its revenue could have a material adverse effect on the Company's business, financial condition or results of operations. During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, the Company derived 23.2%, 33.1% and 31.6%, respectively, of its service revenue from New Jersey-based community colleges.

EXECUTION RISKS OF IT PROJECTS; YEAR 2000 RISKS

    The Company's services, especially the outsourcing of a substantial portion of an institution's IT functions, involve key aspects of computer systems and are typically critical to a client's operations. Failures in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's actual responsibility. Additionally, the Company maintains general liability insurance coverage, including coverage for errors and omissions. However, there is no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies including premium increases or the imposition of large deductible or co-insurance requirements, could each have a material adverse effect on the Company's business, financial condition and results of operations.

    The Year 2000 problem is an example of this risk. While the Company is not aware of any existing or potential claims, the occurrence of Year 2000 related system failures in the information systems of clients of the Company could result in a material claim for damages against the Company or the early termination of the Company from a significant engagement, whether or not the Company bears any responsibility, legal or otherwise, for the occurrence of those problems. No assurance can be given that clients will not attempt to assert that the scope of the Company's engagement, as the administrator of their IT function, encompasses responsibility for Year 2000 system failures.

DEPENDENCE ON KEY CLIENTS

    The Company derives a significant portion of its revenues from a relatively limited number of clients. COLLEGIS is currently engaged by 28 institutions on significant long-term projects. The Company's top 10 clients accounted for approximately 70% of the Company's 1997 revenues, with the top two clients accounting for approximately 13.5% and 9.0% of such revenues, respectively. For the six months ended June 30, 1998, the Company's top 10 clients accounted for approximately 61% of the Company's revenues, with the top two clients accounting for approximately 10.2% and 9.0% of such revenues, respectively. The loss of any one of the Company's major clients could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Clients."

    It is the Company's general practice to enter into long-term contracts having a typical term of five years. Of these long-term client contracts, five expire prior to December 31, 1999. The Company cannot give any assurance of its ability to renew contracts or to renew contracts on terms as favorable to the Company as those contained in the existing contracts.

NEED TO MANAGE GROWTH

    The Company is continuing to experience significant growth, which has placed, and could continue to place, a strain on the Company's financial, managerial and human resources. From December 31, 1996 through June 30, 1998, the number of the Company's full-time employees has increased from 195 to 388 and the Company is planning substantial increases in the future. The Company's future performance and profitability will depend, in large part, on its ability to manage this growth, particularly with respect to its decentralized workforce that is located principally at its clients' sites. To manage this growth, the Company must continue to improve its operational, financial and other internal systems and the training, motivation, management and retention of its employees. If the Company is unable to manage growth effectively, it could have an adverse affect on the Company's business, financial condition or results of operations.

NEED TO ATTRACT AND RETAIN KEY PERSONNEL IN HIGHLY COMPETITIVE MARKETPLACE

    The Company's business involves the delivery of professional and technical services and is labor intensive. The Company's performance depends, to a large extent, on the continued service of its key technical employees and client managers and its ability to continue to attract, retain and motivate such personnel. Competition for such personnel is intense, particularly for highly skilled and experienced IT professionals who also have backgrounds serving higher education. Such technical personnel are in great demand and are likely to remain a limited resource for the foreseeable future. The Company can give no assurance that it will attract, retain and motivate sufficient numbers of highly skilled employees in the future. The inability to do so could have a material adverse effect upon the Company's business, operating results or financial condition. Competitive forces may require the Company to increase the compensation of its IT professionals to levels payable by the IT services industry generally. There is no assurance that the Company would be able to pass any such increase on to its clients. See "Business--Human Resources."

RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS

    The Company's business strategies include growth through acquisitions of complementary businesses that meet client and market demands for new services or enhanced skills. To date, the Company has no experience in making business acquisitions or integrating acquired businesses. The Company's success in executing its acquisition strategy will depend, in part, on its ability to identify potential targets that meet the Company's criteria, which include a reputation as a leading service provider with strong client relationships and a complementary culture. The Company can give no assurance that it will have success in identifying potential acquisitions or that, if identified, it will complete the acquisitions on acceptable terms or that it will successfully integrate any acquired assets or business into the Company's operations. The Company may use Common Stock or preferred stock (which could result in dilution to the purchasers of

Common Stock in the Offering) or may incur indebtedness or use a combination of stock and indebtedness for all or a portion of the consideration to be paid in future acquisitions, all of which could be dilutive to the Company's earnings or earnings per share.

RISKS INVOLVED IN MANAGING FIXED PRICE PROJECTS

    Substantially all of the Company's revenues are generated under long-term, fixed priced contracts. The Company's failure to accurately estimate the resources and related expenses required for a fixed fee contract or its failure to complete its contractual obligations in a manner consistent with the project plan upon which its fixed fee contract was based, could have a material adverse impact on the Company's business, financial condition and results of operations.

    At the start of a contract for the management of an institution's IT function, the Company may incur significant start-up expenses prior to receiving any payments under its contract. Such expenses include the costs of hiring, training and relocating sufficient personnel.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    Variations in the Company's revenues and operating results may occur from quarter to quarter as a result of a number of factors, including a slowdown in new client engagements, the failure to renew existing client engagements, the Company incurring expenditures in connection with an engagement substantially in excess of the fixed fees paid by the client, the business failure of a significant client, the length of the Company's sales cycle, the size and scope of assignments and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter. To the extent that increases in the number of professional personnel are not followed by corresponding increases in revenues, the Company's operating results could be materially adversely affected. Due to all of the foregoing factors, it is possible that in some future periods the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Unaudited Quarterly Results."

COMPETITION

    The IT services industry is intensely competitive, highly fragmented and subject to rapid technological and market changes. The Company's primary competitive challenge is overcoming the initial resistance to the IT outsourcing model from the internal IT departments of its prospective clients. The Company also competes for client projects and experienced personnel with a number of IT service organizations having significantly greater financial, technical and marketing resources and revenues than the Company. Many of these competitors also have greater name recognition in the IT services industry. The Company's competitors include systems consulting and integration services providers, application software and professional service organizations, major accounting firms and general management consulting firms. The emerging instructional technology market is highly fragmented with no single dominant participant. As this market matures, the Company anticipates facing increasing competition from larger, better financed participants than the Company.

    The Company expects to experience increasing competition from IT service providers offering established services and new service offerings and technologies. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with others, thereby increasing their ability to expand or increase their service offerings to higher education institutions. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in downward pricing pressures, fewer client engagements, reduced gross margins and loss of market share for the Company. See "Business--Competition."

DEPENDENCE ON KEY EXECUTIVES

    The success of the Company is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of its executive officers and senior managers. The loss of one or more of the Company's key executive officers could have a material adverse effect on the Company and its prospects. See "Management."

DEPENDENCE ON ABILITY TO ANTICIPATE TECHNOLOGICAL ADVANCES

    The success of the Company will depend, to a large extent, on its ability to anticipate and develop solutions that keep pace with changes in information ttechnology, evolving industry standards and changing client needs and preferences. The Company cannot give any assurance of success in anticipating and addressing these developments in a timely manner or that it will be able to successfully introduce new service offerings. The Company's failure to anticipate and address these developments could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company cannot give any assurance that products or technologies that third parties develop will not render the information technology services of the Company noncompetitive or obsolete. See "Business-- Service Areas."

LIMITED PROTECTION OF PROPRIETARY SYSTEMS AND PROCEDURES

    The Company's performance is in part dependent upon its internal information and communication systems, databases, tools, and the methodologies that it has developed to serve its clients. The Company has no patents; consequently, it relies on a combination of nondisclosure and other contractual arrangements and copyright and trade secret laws to protect its proprietary systems, information and procedures. The Company cannot give any assurance that the steps that it takes or will take to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that the Company will detect unauthorized use and take appropriate steps to enforce its proprietary rights. The Company believes that its systems and procedures and other proprietary rights do not infringe upon the rights of third parties. However, the Company cannot give any assurance in this regard or that any infringement claims will not require the Company to enter into costly litigation or materially adverse settlements to litigation, regardless of the merits of such litigation.

SIGNIFICANT UNALLOCATED NET PROCEEDS

    The Company has not designated a substantial portion of the anticipated net proceeds of this Offering. Therefore, the Company's management will have broad discretion with respect to the use of the net proceeds of this Offering. The Company could allocate a significant percentage of the net proceeds to uses that stockholders may not consider desirable, and there can be no assurance that the net proceeds can or will be invested to yield an acceptable return. See "Use of Proceeds."

BENEFITS OF OFFERING TO SELLING STOCKHOLDERS

    The Selling Stockholders will receive substantial proceeds and certain other benefits from their participation in this Offering. This Offering will establish a public market for the Common Stock and provide significantly increased liquidity to the Selling Stockholders for the shares of Common Stock they will own after this Offering. After deducting underwriting discounts and commissions, the aggregate proceeds (before deduction of estimated income taxes) to the Selling Stockholders from their sale of
shares in this Offering will be approximately $    million. The Company will not
receive any part of the proceeds from the sale of shares by the Selling Stockholders. See "Use of Proceeds," "Dilution" and "Principal and Selling Stockholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this Offering, the Common Stock has not been publicly traded. The management of the Company and the representatives of the Underwriters (the "Representatives") will determine through negotiations the initial public offering price per share of the Common Stock. See "Underwriting" for factors to be considered in determining the initial public offering price per share. Although the Common Stock has been approved for quotation on the Nasdaq National Market, the Company cannot offer any assurance that an active trading market will develop or be sustained after this Offering. The market price of the Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in its results of operations, the failure to win a significant contract on which it has bid, a client's termination of a material contract, the Company's or a competitor's announcements of technological innovations or new services, changes in earnings estimates by securities analysts, changes in accounting principles, sales of Common Stock by existing holders, negative publicity, loss of key personnel, lack of market acceptance regarding the Company's announcement of an acquisition and other factors. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, certain companies became defendants in securities class action litigation. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

INFLUENCE OF PRINCIPAL STOCKHOLDERS

    After completion of this Offering, the Company's directors and executive
officers will beneficially own an aggregate of approximately     % of the
Company's outstanding shares of Common Stock (    % if the Underwriters'
over-allotment option is exercised in full). As a result, these stockholders will retain sufficient voting power to exercise significant influence over the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors, thereby controlling the affairs and management of the Company. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See "Principal and Selling Stockholders."

DILUTION

    The purchasers of the shares of Common Stock in this Offering will
experience an estimated immediate dilution of $      per share. The per share
purchase price of the Common Stock in this Offering will exceed the net tangible book value per share of the Common Stock immediately following the Offering. See "Dilution."

ANTI-TAKEOVER MATTERS

    The Company's Restated Certificate of Incorporation and By-Laws contain certain provisions that may delay, defer or prevent a takeover of the Company that stockholders might consider in their best interests. The Company's Board of Directors has the authority to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights, of these shares, without any further vote or action by the stockholders of the Company. The rights of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any preferred stock that the Company may issue in the future. The Restated Certificate of Incorporation also provides for a classified board of directors, with three classes of directors, each class being elected for three-year, staggered terms, prohibits the removal of directors except for "cause" and prohibits stockholder action by written consent. The Company's By-Laws include provisions establishing advance notice procedures with respect to stockholder proposals and director nominations and permits only the Board of Directors, the Chairman or the President to call special stockholder meetings. In addition, Section 203 of the General Corporation Law of the State of Delaware, if applicable, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock and Corporate Charter."

SHARES ELIGIBLE FOR FUTURE SALE

    Immediately after completion of this Offering, the Company will have 9,189,060 shares (excluding 2,150,404 shares issuable upon exercise of currently issued and outstanding options) of Common Stock outstanding, of which the 3,700,000 shares sold pursuant to this Offering will generally be freely tradable without restriction or further registration under the Securities Act. The remaining 5,489,060 shares (excluding shares issuable upon exercise of currently issued and outstanding options) of Common Stock constitute "restricted securities" under Rule 144 under the Securities Act ("Rule 144"). Of these "restricted securities," 5,384,324 shares will be eligible for sale by the holders thereof subject, however, to the manner of sale, volume, notice information requirements and other restrictions (other than the holding period) of Rule 144, as applicable. The remaining 104,736 "restricted securities" will become eligible for sale under Rule 144 at various times beginning in 1999. The Company, together with the Selling Stockholders and executive officers and
directors of the Company (holding in the aggregate approximately       shares of
Common Stock after completion of this Offering), will enter into agreements, subject to certain exceptions, not to register the sale of, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares offered hereby, for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its discretion, waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

DIVIDEND POLICY; ABSENCE OF DIVIDENDS

    The Company has not paid cash dividends on its capital stock since it converted to a C Corporation for tax purposes and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for the development of its business. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    Included in this Prospectus are various forward-looking statements, including, among others, the Company's goals and strategies, the expected growth of the higher education market's demand for IT solutions and services, the pace of change in that marketplace, the demand for educational outsourcing services, the Company's goal to expand service offerings and to pursue acquisitions, the ability to enter into additional contracts with existing clients, and the ability to obtain new outsourcing contracts.

    These statements are forward-looking and reflect the Company's current expectations. Such statements are subject to a number of risks and uncertainties including, but not limited to, changes in the economic and political environments, changes to technology and changes in the higher education marketplace. In light of the many risks and uncertainties surrounding the Company and the higher education marketplace, the Company can give no assurance that the events described in forward-looking statements contained in this Prospectus will take place.

                                COMPANY HISTORY

    The Company was organized in 1986 under the laws of Pennsylvania. On April 11, 1996, the Company completed a recapitalization transaction (the "Recapitalization") in which combined proceeds of approximately $21.1 million from the issuance of Common Stock, debt and warrants were used to (i) redeem 5,637,152 shares of common stock, (ii) terminate certain options to purchase common stock and (iii) pay transaction-related expenses. Immediately after the Recapitalization, previous stockholders held 20.3% of the outstanding voting common stock of the Company. Except for the change in the Company's capital structure, the operations and nature of the Company's business remained substantially unchanged. In connection with the Recapitalization, on May 23, 1996 the Company reincorporated in Delaware. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to the Financial Statements.

    The Company's principal executive offices are located at 2300 Maitland Center Parkway, Suite 340, Maitland, Florida 32751. The Company's World Wide Web address is http://www.collegis.com. The Company's Web site is not part of this Prospectus. The Company's telephone number is (407) 660-1199.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be
$      , based upon an assumed initial public offering price of $      per
share.

    The Company intends to use such net proceeds to (i) repay $8.6 million of bank indebtedness, (ii) pay $1.2 million in aggregate bonus obligations payable to certain current officers and a significant stockholder and former director and executive officer of the Company upon the successful completion of an initial public offering, and (iii) for general corporate purposes, including expansion of existing operations, investing in new technologies or future acquisitions of complimentary businesses. The indebtedness consists of a revolving credit facility which bears interest at either the applicable Prime or LIBOR rate, plus a variable spread. Such indebtedness matures on December 31, 2003 and is subject to quarterly amortization payments. The Company currently has no agreements, understandings or commitments regarding any future acquisitions.

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company anticipates that it will retain all of its earnings for expansion of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth the current portion of long-term debt and the capitalization of the Company as of June 30, 1998, and as adjusted to reflect
the sale of             shares of Common Stock offered by the Company and the
application of the estimated net proceeds therefrom as described in "Use of Proceeds." The following table should be read in conjunction with the Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                         AS OF JUNE 30, 1998
                                                                       -----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                           (IN THOUSANDS)
Current portion of long-term debt....................................  $    1,050   $      --
                                                                       ----------  -----------
                                                                       ----------  -----------
Long-term debt, net of unamortized discount..........................  $    7,525   $      --
                                                                       ----------  -----------
Redeemable Common Stock; $.01 par value; 374,000 shares issued and outstanding actual, at redemption value; no shares outstanding as
  adjusted(1)........................................................  $      913          --
Stockholders' equity:
  Preferred Stock, $.01 par value; 3,000,000 shares authorized as
    adjusted; no shares issued and outstanding as adjusted...........                      --
  Common Stock, $.01 par value; 32,500,000 shares authorized;
    6,040,148 shares issued and outstanding actual; 9,189,060 shares
    issued and outstanding as adjusted(2)............................          60
  Additional paid-in capital.........................................      14,566
  Warrants...........................................................         404
  Treasury stock-at cost(3)..........................................     (18,943)
  Retained earnings..................................................       1,219
    Total stockholders' equity (deficit).............................      (2,694)
                                                                       ----------  -----------
      Total capitalization...........................................  $    6,794   $
                                                                       ----------  -----------
                                                                       ----------  -----------

------------------------

(1) In connection with the Recapitalization, the Company entered into an agreement with a former executive officer and director that provided for certain put rights with respect to 374,000 shares of Common Stock held by the former officer. The existence of the put rights requires the Company to separately record these shares as redeemable equity. The agreement granting the put rights expires upon the completion of this Offering. See "Certain Transactions" and Note 7 of Notes to Financial Statements.

(2) The issued and outstanding as adjusted shares of Common Stock include 274,912 shares of Common Stock to be issued upon exercise of a warrant by a Selling Stockholder in connection with this Offering and exclude (i) 2,150,404 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1998, of which 1,850,404 are outstanding under the Company's 1996 Stock Option Plan and 300,000 are held by an executive officer of the Company, and (ii) 298,360 shares of Common Stock reserved for grant of future options or direct issuances under the Company's 1996 Stock Option Plan. See "Management--Employee Benefit Plans--1996 Stock Option Plan" and "Certain Transactions."

(3) In connection with the Recapitalization, the Company redeemed substantially all of the Company's then-outstanding common stock. The cost of the purchased shares was recorded as treasury stock and a portion of the shares held in treasury will be reissued by the Company in connection with the Offering. See Note 4 of Notes to Financial Statements.

                                    DILUTION

    As of June 30, 1998, the net tangible book value of the Company was $    or
$    per share. Tangible book value per share represents the amount of total tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the
Company of             shares of Common Stock and the application of the
estimated net proceeds therefrom as described under "Use of Proceeds," the net
tangible book value of the Company at June 30, 1998 would have been $    or
$    per share. This amount represents an immediate increase in net tangible
book value of $    per share to existing stockholders of the Company and an
immediate dilution in net tangible book value per share of $    per share to
purchasers of Common Stock in this Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share............................             $
  Net tangible book value per share at June 30, 1998.......................  $
  Increase per share attributable to new investors.........................
                                                                             ---------
Net tangible book value per share after this Offering......................
                                                                                        ---------
Dilution in net tangible book value per share to new investors.............             $
                                                                                        ---------
                                                                                        ---------

    As of June 30, 1998, there were options outstanding to purchase a total of 2,150,404 shares of Common Stock at a weighted average exercise price of $2.13 per share. To the extent outstanding options are exercised, there will be further dilution to investors.

    The following table summarizes, on a pro forma basis as of June 30, 1998, the differences in the number of shares of capital stock purchased from the Company, the total consideration paid and the average price paid per share by existing shareholders and new investors:

                                                                                                   TOTAL CONSIDERATION
                                                                     SHARES PURCHASED      -----------------------------------
                                                                 ------------------------                          AVERAGE PER
                                                                   NUMBER       PERCENT     AMOUNT      PERCENT       SHARE
Existing stockholders(1).......................................                         %  $                    %   $
New investors(1)...............................................                                                     $
                                                                 -----------       -----   ---------       -----
  Total........................................................                    100.0%  $               100.0%
                                                                 -----------       -----   ---------       -----
                                                                 -----------       -----   ---------       -----

------------------------

(1) Sales by the Selling Stockholders in this Offering will reduce the number of
    shares of Common Stock held by existing stockholders of the Company to    or
       % of the total number of shares outstanding after this Offering (   % if
    the Underwriters' over-allotment option is exercised in full), and will
    increase the number of shares held by new investors to     shares of Common
    Stock or    % of the total number of shares of Common Stock outstanding
    after this Offering (   shares or    % if the Underwriters' over-allotment
    option is exercised in full). See "Principal and Selling Stockholders."

                            SELECTED FINANCIAL DATA

    The following selected financial data as of and for the years ended December 31, 1996 and 1997 are derived from the Company's Financial Statements and related Notes thereto included elsewhere in this Prospectus, which have been audited by Deloitte & Touche, LLP, independent auditors. The selected financial data for the year ended December 31, 1995 are derived from the Company's Financial Statements included elsewhere in this Prospectus, which have been audited by Zweig, Ramick & Associates, independent auditors. The selected financial data as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 are derived from the Company's audited financial statements not included in this Prospectus. The selected financial data as of and for the six months ended June 30, 1997 and 1998 are derived from the Company's unaudited financial statements, and include, in the opinion of management, all adjustments necessary for a fair statement of the results for the interim periods, and all such adjustments are of a normal recurring nature. The selected financial data for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year. The selected financial data set forth below should be read in conjunction with the Company's Financial Statements and related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                                  JUNE 30,
                                ---------------------------------------------------------------   ------------------------------
                                                                                         PRO                              PRO
                                                                                        FORMA                            FORMA
                                  1993       1994       1995       1996       1997     1997(1)      1997       1998     1998(1)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Service revenue.............  $  3,990   $  7,074   $  9,708   $ 15,226   $ 22,808   $22,808    $ 10,240   $ 15,858   $15,858
  Operating expenses:
    Cost of services..........     2,210      3,996      5,632      8,828     13,072    13,072       5,834      9,027     9,027
    Selling, general and
      administrative
      expenses................     1,686      2,027      2,317      3,545      6,002     6,002       2,691      4,376     4,376
    Depreciation and
      amortization............        14         27         40        104        153       153          68         91        91
    Special compensation
      expense(3)..............        --         --         --         --         --        --          --      2,474        --
    Relocation costs(4).......        --         --         --        613        488       488         488         --        --
    Recapitalization
      expenses(5).............        --         --         --      1,587         --        --          --         --        --
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
      Total operating
        expenses..............     3,910      6,050      7,989     14,677     19,715    19,715       9,081     15,968    13,494
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Operating income (loss).....        80      1,024      1,719        549      3,093     3,093       1,159       (110)    2,364
  Interest expense(5).........        (8)        (8)        --       (787)    (1,012)       --        (536)      (391)       --
  Interest income.............        25         64        124        131        143       143          79         71        71
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Income (loss) before income
    taxes.....................        97      1,080      1,843       (107)     2,224     3,236         702       (430)    2,435
  Income tax (expense)
    benefit(6)................       (15)      (385)        67        571       (938)   (1,365)       (324)       170      (963)
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Income (loss) before
    extraordinary item........        82        695      1,910        464      1,286     1,871         378       (260)    1,472
  Loss on early extinguishment
    of debt--net of income tax
    benefit of $180...........        --         --         --         --       (271)       --          --         --        --
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Net income (loss)...........  $     82   $    695   $  1,910   $    464   $  1,015   $ 1,871    $    378   $   (260)  $ 1,472
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
  Net income (loss) per
    share--basic..............  $   0.02   $   0.14   $   0.33   $   0.08   $   0.16   $  0.27    $   0.06   $  (0.04)  $  0.21
  Net income (loss) per
    share--diluted............  $   0.02   $   0.13   $   0.31   $   0.07   $   0.14   $  0.24    $   0.05   $  (0.04)  $  0.19
  Weighted average shares
    outstanding--basic........     5,007      4,970      5,820      6,050      6,304     7,009       6,299      6,316     6,970
  Weighted average shares
    outstanding--diluted......     5,294      5,494      6,104      6,537      7,014     7,720       7,021      6,316     7,940

PRO FORMA NET INCOME DATA(6):
  Income (loss) before income
    taxes.....................                        $  1,843   $   (107)
  Pro forma income tax
    (expense) benefit.........                            (765)        44
                                                      --------   --------
  Pro forma net income
    (loss)....................                           1,078        (63)
                                                      --------   --------
                                                      --------   --------
  Pro forma net income (loss)
    per share--basic..........                        $   0.19   $  (0.01)
  Pro forma net income (loss)
    per share--diluted........                        $   0.18   $  (0.01)
  Pro forma weighted average
    shares outstanding--
    basic.....................                           5,820      6,050
  Pro forma weighted average
    shares outstanding--
    diluted...................                           6,104      6,050

                                                              AS OF DECEMBER 31,                           AS OF JUNE 30,
                                             -----------------------------------------------------  ----------------------------
                                               1993       1994       1995       1996       1997         1997(UNAUDITED)1998
BALANCE SHEET DATA:
  Cash and cash equivalents................  $   1,110  $   1,059  $   2,726  $   2,614  $   3,568    $   1,950      $   1,293
  Working capital..........................      1,139      1,794      2,703      2,661      2,793        2,369          3,760
  Total assets.............................      1,588      2,856      3,628      6,978      8,257        6,167          9,702
  Long-term debt, including current
    portion................................        100                            9,088      9,000        8,788          8,575
  Redeemable common stock..................     --         --         --            913        913          913            913
  Total stockholders' equity (deficit).....      1,073      1,892      2,800     (5,963)    (5,253)      (5,585)        (2,694)

------------------------------

(1) The pro forma statement of operations data for the year ended December 31, 1997 are presented as if, on January 1, 1997, the Offering had been consummated and a portion of the net proceeds therefrom had been applied to repay all outstanding long-term debt, including current portion, resulting in the elimination of interest expense (and the related income tax benefit). The 1997 pro forma statement of operations data also reflect the elimination of the extraordinary loss on early extinguishment of debt. The 1997 pro forma net income per share data (basic and diluted) include an additional
    704.9 shares of Common Stock assumed to be outstanding, reflecting that portion of the Offering necessary to repay outstanding debt at January 1, 1997. See "Capitalization," "Use of Proceeds" and Note 7 of Notes to Financial Statements.

(2) The pro forma statement of operations data for the six months ended June 30, 1998 are presented as if, on January 1, 1998, the Offering had been consummated and a portion of the net proceeds therefrom had been applied to repay all outstanding long-term debt, including current portion, resulting in the elimination of interest expense (and the related income tax benefit). The 1998 interim period pro forma statement of operations data also reflect the elimination of special compensation expense (and the related income tax benefit) recognized as a result of the sale of stock and granting of options at prices below fair value to certain officers and employees of the Company in May and June 1998. The 1998 interim period pro forma information does not include $1,225 in aggregate bonus obligations payable to certain current officers and a significant stockholder of the Company upon the successful completion of an initial public offering. The 1998 interim period pro forma net income per share data-basic include an additional 654.1 shares of Common Stock assumed to be outstanding reflecting that portion of the Offering necessary to repay outstanding debt at January 1, 1998 and the 1998 interim period pro forma net income per share data-diluted includes such 654.1 additional shares plus a further 969.2 shares representing the potential dilutive impact of outstanding options and warrants that were not considered in the actual results for the six months ended June 30, 1998 as their impact would have been anti-dilutive. See "Capitalization," "Use of Proceeds" and Notes 7 and 11 of Notes to Financial Statements.

(3) Special compensation expense relates to the issuance of stock and options in connection with the May 1998 hiring of the Company's Chairman and Chief Executive Officer and certain other employees at prices below the fair value of the underlying shares. The Chairman's options and shares vested immediately and are subject to call rights held by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Executive Compensation," "Certain Transactions" and Note 11 of Notes to Financial Statements.

(4) During late 1996 and early 1997, the Company incurred costs to relocate its corporate offices from Pennsylvania to Orlando, Florida. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 of Notes to Financial Statements.

(5) On April 11, 1996, the Company completed the Recapitalization whereby combined proceeds of approximately $21,132 from the issuance of common stock, debt and warrants were used to redeem 5,637 shares of common stock, to terminate certain options to purchase common stock and to pay transaction-related expenses including cash bonuses paid to certain key executives, and certain legal, accounting and other miscellaneous expenses. Immediately after the Recapitalization, previous shareholders held 20.3% of the outstanding voting common stock of the Company. Interest expense for periods after April 11, 1996 reflects the debt incurred as part of the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Financial Statements.

(6) For the period January 1, 1995 to April 11, 1996 the Company was treated as an S Corporation for federal income tax purposes. During such period, the Company was not subject to federal income taxes, but was subject to certain state income taxes. Upon the termination of its S Corporation election, the Company recognized a deferred tax benefit of $271 related to the initial recording of deferred tax assets and liabilities. The pro forma net income data show the significant effects on the historical financial information had the Company not been treated as an S Corporation during this period and reflects a provision for income taxes at an effective rate of 41.5% and 41.0% during 1995 and a portion of 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1, 2 and 14 of Notes to Financial Statements.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING SECTION OF THE PROSPECTUS, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS SECTION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    COLLEGIS is a leading nationwide provider of IT enterprise solutions and services to clients in the higher education marketplace. The Company offers its IT services through three principal areas: (i) Operational and Financial IT Services; (ii) Networking and Internet Services; and (iii) Instructional Technology Services. These services are generally provided under single, multi-year, fixed-price contracts with durations ranging from three to seven years. The average annualized revenue under the Company's long-term contracts has grown from $905,000 per client at December 31, 1996 to $1,360,000 per client at June 30, 1998.

    Service revenue is generally recognized as services are provided in accordance with the percentage of completion method. Changes in project conditions, performance and profitability may result in revisions to costs and revenues, which are recognized in the period in which such revisions are determined. Service revenue excludes reimbursable expenses charged to the client. Billings are based on payment schedules that may differ from the timing of revenue recognition.

    The fixed-price contracts subject the Company to the risk of cost overruns and inflation. This risk is partially mitigated by contract clauses that allow for fee increases in the event of inflation and by the active management of individual project costs by the Company's on-site, regional and corporate management teams. To date, the Company has not incurred a loss under a fixed-price contract.

    Because the Company's services are provided under multi-year client agreements, a substantial portion of the Company's service revenue is committed at the beginning of the year. Committed revenues as of December 31, 1995 and December 31, 1996 represented in excess of 75% of the following year's revenue. The remaining revenues are derived from new client engagements and additional services sold to existing clients.

    The Company's most significant expense is the cost of services provided, which consists principally of the salaries, benefits and travel expenses of its IT professionals. Project personnel are typically full-time professionals employed by the Company. The Company also supplements its project personnel from time to time with independent contractors. By retaining independent contractors on a per-engagement basis, the Company is afforded greater flexibility to adjust professional personnel levels in response to changes in demand for the services provided.

    Selling, general and administrative expenses include the costs of maintaining the Company's corporate offices and infrastructure, including the sales and marketing, human resources and recruiting, finance and administration, and instructional technologies departments. To support its growth, the Company has made, and anticipates that it will continue to make, a significant investment in additional sales, marketing and recruiting personnel, communication systems infrastructure and its instructional technologies area.

    Relocation costs represent the costs associated with moving the corporate headquarters from Pennsylvania to Florida in late 1996 and early 1997. Relocation costs include certain facility and employee moving expenses, as well as estimated severance costs for employees who elected not to relocate. See Note 10 of Notes to Financial Statements.

    Recapitalization expenses include bonuses paid to certain key executives, amounts paid to terminate certain stock options and miscellaneous legal, accounting and other expenses incurred in connection with the recapitalization of the Company on April 11, 1996. See Note 4 of Notes to Financial Statements.

    For the period January 1, 1995 through April 11, 1996, the Company was taxed as a Subchapter S Corporation for Federal income tax purposes. As a result, substantially all of the income of the Company was reported for tax purposes by its stockholders rather than by the Company during this period. Effective with the Recapitalization on April 11, 1996, the Company's Federal tax status changed to a C Corporation.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, statements of operations data as a percentage of revenue:

                                                                                                       SIX MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,             JUNE 30,
                                                                   -------------------------------  -----------------------
                                                                     1995       1996       1997       1997         1998

Service revenue..................................................      100.0%     100.0%     100.0%     100.0%     100.0 %
Operating expenses:
  Cost of services...............................................       58.0       58.0       57.3       57.0       56.9
  Selling, general and administrative expenses...................       23.9       23.3       26.3       26.3       27.6
  Depreciation and amortization..................................        0.4        0.7        0.7        0.6        0.6
  Special compensation expense...................................         --         --         --         --       15.6
  Relocation costs...............................................         --        4.0        2.1        4.8         --
  Recapitalization expenses......................................         --       10.4         --         --         --
                                                                   ---------  ---------  ---------  ---------      -----
    Total operating expenses.....................................       82.3       96.4       86.4       88.7      100.7
                                                                   ---------  ---------  ---------  ---------      -----
Operating income (loss)..........................................       17.7        3.6       13.6       11.3       (0.7)
Interest expense.................................................         --       (5.2)      (4.4)      (5.2)      (2.5)
Interest income..................................................        1.3        0.9        0.6        0.8        0.4
                                                                   ---------  ---------  ---------  ---------      -----
Income (loss) before income taxes................................       19.0       (0.7)       9.8        6.9       (2.7)
Income tax (expense) benefit.....................................        0.7        3.8       (4.1)      (3.2)       1.1
Income (loss) before extraordinary item..........................       19.7        3.0        5.6        3.7       (1.6)
Loss on early extinguishment of debt -
  net of income tax benefit......................................         --         --       (1.2)        --         --
                                                                   ---------  ---------  ---------  ---------      -----
Net income (loss)................................................       19.7%       3.0%       4.5%       3.7%      (1.6)%
                                                                   ---------  ---------  ---------  ---------      -----
                                                                   ---------  ---------  ---------  ---------      -----

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    SERVICE REVENUE. Service revenue increased 54.9% from $10.2 million for the six months ended June 30, 1997 to $15.9 million for the six months ended June 30, 1998. The increase in the Company's service revenue reflects the addition of new clients as well as leveraging the Company's existing client base by undertaking additional projects for these clients. For the six months ended June 30, 1998, $2.0 million of service revenue was derived from services delivered to new clients and $13.9 million related to the continuation of existing contracts and the undertaking of additional projects for the Company's client base of the previous year. The Company serviced 27 clients under long-term contracts for the six months ended June 30, 1998 versus 20 clients in the corresponding prior period.

    COST OF SERVICES. Cost of services increased 54.7% from $5.8 million for the six months ended June 30, 1997 to $9.0 million for the six months ended June 30, 1998. The increase was due primarily to the number of additional professional staff required to support the Company's growth during the period. The Company increased the number of its IT professionals from 207 at June 30, 1997 to 337 at June 30, 1998. As a percentage of service revenue, cost of services remained stable at 56.9% for the six months ended June 30, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 62.6% from $2.7 million in the six months ended June 30, 1997 to $4.4 million for the six months ended June 30, 1998. The increase was primarily attributable to the costs associated with establishing the instructional technologies services area, increasing sales and recruiting staff and enhancing support systems, reflecting the Company's continued investment in its corporate infrastructure to support its growth. As a percentage of service revenue, selling, general and administrative expenses increased from 26.3% of revenues in the six months ended June 30, 1997 to 27.6% in the six months ended June 30, 1998 as increases in sales, recruiting and instructional technologies expenditures as a percent of service revenue were offset by lower rates of growth in expenditures in other administrative areas.

    SPECIAL COMPENSATION EXPENSE. The Company incurred $2.5 million of special compensation expense relating to the sale of stock and granting of options in connection with the hiring of the Company's Chairman and Chief Executive Officer and certain other employees at prices below the fair value. The Chairman's options vest immediately and are subject to call rights held by the Company. See "Management--Executive Compensation" and Note 11 of Notes to Financial Statements.

    RELOCATION COSTS. During late 1996 and early 1997, the Company relocated its corporate headquarters from Pennsylvania to Orlando, Florida. Since the move was completed in 1997, no relocation expenses were incurred in 1998.

    OPERATING INCOME (LOSS). The Company incurred an operating loss of $0.1 million in the six months ended June 30, 1998 due to the special compensation expense. Without consideration of this charge, the Company would have had operating income of $2.4 million (14.9% of service revenue) in the six months ended June 30, 1998 compared to $1.2 million (11.3% of service revenue) for the corresponding prior period.

    INTEREST EXPENSE. Interest expense declined $0.1 million reflecting lower loan balances and interest rates for the 1998 period.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    SERVICE REVENUE. Service revenue increased 49.8% from $15.2 million in 1996 to $22.8 million in 1997. The increase in service revenue reflects the addition of new clients as well as leveraging the Company's existing client base by undertaking additional projects for these clients. In 1997, $3.0 million of service revenue was derived from services delivered to new clients and $19.8 million related to the continuation of existing contracts and the undertaking of additional projects from the Company's client base of the previous year. The Company serviced 23 clients under long-term contracts in 1997 versus 20 clients in 1996.

    COST OF SERVICES. Cost of services increased 48.1% from $8.8 million in 1996 to $13.1 million in 1997. The increase was primarily due to the number of additional professional staff required to support the Company's growth during the period. The Company increased the number of its IT professionals from 179 at December 31, 1996 to 256 at December 31, 1997. As a percentage of service revenue, cost of services remained relatively stable.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 69.3% from $3.5 million in 1996 to $6.0 million in 1997. This increase was primarily attributable to the costs associated with increasing sales, recruiting and other corporate staff and enhancing support systems, reflecting the Company's continued investment in its corporate infrastructure to support its growth. As a percentage of service revenue, selling, general and administrative expenses increased from 23.3% in 1996 to 26.3% in 1997. This increase, as a percentage of revenue, reflects increases in the costs associated with establishing the instructional technologies services area and expanding the sales and marketing area, which were partially offset by lower rates of growth in expenditures in other administrative areas.

    RELOCATION COSTS. Relocation costs were $0.5 million in 1997, down marginally from the $0.6 million incurred in 1996.

    RECAPITALIZATION EXPENSES. Recapitalization expenses include bonuses paid to certain key executives, amounts paid to terminate certain stock options, and miscellaneous legal, accounting and other expenses incurred in connection with the Recapitalization. See Note 4 of Notes to Financial Statements.

    OPERATING INCOME. Operating income increased 463.3% from $0.5 million in 1996 to $3.1 million in 1997. Operating income grew more rapidly than revenue because the 1996 operating income was reduced by Recapitalization expenses.

    INTEREST EXPENSE. Interest expense increased from $0.8 million in 1996 to $1.0 million in 1997. This increase is a result of the existence of the long-term debt for a full year as compared to nine months in

1996. In September 1997, the Company refinanced approximately $9.5 million of outstanding term debt and interest with a new lender.

    INCOME TAX (EXPENSE) BENEFIT. The year ended December 31, 1997 represented the first full year the Company was taxed as a C Corporation. For the period January 1, 1995 through April 11, 1996, the Company was taxed as a Subchapter S Corporation and income taxes were paid directly by the Company's stockholders. From April 11, 1996 through December 31, 1996 the Company was taxed as a C Corporation. During 1996, the Company experienced a taxable loss as a result of Recapitalization expenses and also received a $0.3 million deferred tax benefit related to its change in tax status.

    LOSS ON THE EARLY EXTINGUISHMENT OF DEBT. In September 1997, the Company refinanced approximately $9.5 million of outstanding term debt and interest with a new lender. As part of this transaction, the Company recognized a loss related to the write-off of the unamortized debt issuance cost and discount related to the warrants issued as part of the old credit agreement.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    SERVICE REVENUE. Service revenues increased 56.8% from $9.7 million in 1995 to $15.2 million in 1996. The increase in service revenue reflects the addition of new clients as well as leveraging of the Company's existing client base by undertaking additional projects for these clients. In 1996, $3.1 million of service revenue was derived from services delivered to new clients and $12.1 million was related to the continuation of contracts or undertaking additional projects from the Company's client base in the previous fiscal year. The Company served 20 clients under long-term contracts in 1996 versus 16 clients in 1995.

    COST OF SERVICES. Cost of services increased 56.7% from $5.6 million in 1995 to $8.8 million in 1996. The increase was primarily due to the number of additional professional staff required to support the Company's growth during the period. The Company increased the number of its IT professionals from 114 at December 31, 1995 to 179 at December 31, 1996. As a percentage of service revenue, cost of services remained stable.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 53.0% from $2.3 million in 1995 to $3.5 million in 1996. This increase was primarily attributable to the costs associated with increasing sales, recruiting and other corporate staff and enhancing support systems, reflecting the Company's continued investment in its corporate infrastructure to support growth. As a percentage of service revenue, these expenses remained relatively stable.

    RELOCATION COSTS. During late 1996, the Company began relocating its corporate headquarters from Pennsylvania to Orlando, Florida.

    RECAPITALIZATION EXPENSES. Recapitalization expenses include bonuses paid to certain key executives, amounts paid to terminate certain stock options, and miscellaneous legal, accounting and other expenses incurred in connection with the Recapitalization. See Note 4 of Notes to Financial Statements.

    OPERATING INCOME. Operating income decreased from $1.7 million in 1995 to $0.5 million in 1996. This decrease was due primarily to recapitalization and relocation expenses incurred in 1996.

    INTEREST EXPENSE. The Company incurred interest expense as a result of the debt issued in connection with the Recapitalization. See Note 4 of Notes to Financial Statements. The $0.8 million of interest expense incurred by the Company in 1996 represents interest charges from April 11, 1996 through December 31, 1996. The Company had virtually no indebtedness in 1995.

    INCOME TAX (EXPENSE) BENEFIT. During 1995 the Company was taxed as a Subchapter S Corporation. From April 11, 1996 through December 31, 1996, the Company was taxed as a C Corporation. During this period, the Company experienced a taxable loss as a result of recapitalization expenses and also received a $0.3 million deferred tax benefit related to its change in tax status.

UNAUDITED QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly operating information for each of the ten quarters ending June 30, 1998. These data have been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information for the periods presented, when read in conjunction with the Company's Financial Statements and related Notes thereto. Results for any previous quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                        QUARTERS ENDED
                                     -------------------------------------------------------------------------------------
                                     MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                                       1996       1996       1996       1996       1997       1997       1997       1997
                                                                        (IN THOUSANDS)
Service revenue....................  $ 2,950    $  3,214   $  4,178   $  4,884   $ 5,018    $ 5,222    $  5,715   $  6,853

Cost of services...................    1,713       1,864      2,425      2,826     2,874      2,960       3,335      3,903
Selling, general and administrative
  expenses.........................      546         845        981      1,173     1,287      1,404       1,462      1,849
Depreciation and amortization......       10          24         31         39        30         38          44         41
Special compensation expense.......
Relocation costs...................                                        613       488
Recapitalization expenses..........                1,587
                                     --------   --------   --------   --------   --------   --------   --------   --------
Operating income (loss)............      681      (1,106)       741        233       339        820         874      1,060
Net interest (expense) income......       24        (209)      (242)      (229)     (220)      (237)       (208)      (204)
                                     --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes............................      705      (1,315)       499          4       119        583         666        856
Income tax (expense) benefit.......                  778       (205)        (2)      (56)      (268)       (267)      (347)
                                     --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary
  item.............................      705        (537)       294          2        63        315         399        509
Loss on early extinquishment of
  debt-net of income tax benefit...                                                                        (271)
                                     --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $   705    $   (537)  $    294   $      2   $    63    $   315    $    128   $    509
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                     --------   --------   --------   --------   --------   --------   --------   --------
Earnings per share -- basic
  Income (loss) before
    Extraordinary item.............  $  0.12    $  (0.10)  $   0.05   $   0.00   $  0.01    $  0.05    $   0.06   $   0.08
  Extraordinary loss...............                                                                       (0.04)
                                     --------   --------   --------   --------   --------   --------   --------   --------
  Net income (loss)................  $  0.12    $  (0.10)  $   0.05   $   0.00   $  0.01    $  0.05    $   0.02   $   0.08
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                     --------   --------   --------   --------   --------   --------   --------   --------
Earning per share -- diluted
Income (loss) Before extraordinary
  item.............................  $  0.11    $  (0.10)  $   0.04   $   0.00   $  0.01    $  0.05    $   0.06   $   0.07
Extraordinary loss.................                                                                       (0.04)
                                     --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................  $  0.11    $  (0.10)  $   0.04   $   0.00   $  0.01    $  0.05    $   0.02   $   0.07
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                     --------   --------   --------   --------   --------   --------   --------   --------
Pro forma net income data
  (unaudited)
Income (loss) before income taxes,
  as reported......................  $   705    $ (1,315)
Pro forma income tax (Expense)
  benefit..........................     (288)        539
                                     --------   --------
Pro forma net income (Loss)........  $   417    $   (776)
                                     --------   --------
                                     --------   --------
Pro forma net income (loss) per
  share (unaudited)
Basic..............................  $  0.07    $  (0.14)
                                     --------   --------
                                     --------   --------
Diluted............................  $  0.07    $  (0.14)
                                     --------   --------
                                     --------   --------
Weighted average shares
Basic..............................  5,997.4     5,605.8    6,297.9    6,297.9   6,297.9    6,299.3     6,309.4    6,311.1
Diluted............................  6,230.0     5,605.8    6,793.0    6,947.5   7,045.5    6,996.9     7,018.9    6,997.6


                                     MAR. 31,   JUNE 30,
                                       1998       1998

Service revenue....................  $ 7,376    $ 8,482
Cost of services...................    4,209      4,818
Selling, general and administrative
  expenses.........................    2,032      2,344
Depreciation and amortization......       45         46
Special compensation expense.......               2,474
Relocation costs...................
Recapitalization expenses..........
                                     --------   --------
Operating income (loss)............    1,090     (1,200)
Net interest (expense) income......     (155)      (165)
                                     --------   --------
Income (loss) before income
  taxes............................      935     (1,365)
Income tax (expense) benefit.......     (375)       545
                                     --------   --------
Income (loss) before extraordinary
  item.............................      560       (820)
Loss on early extinquishment of
  debt-net of income tax benefit...
                                     --------   --------
Net income (loss)..................  $   560    $  (820)
                                     --------   --------
                                     --------   --------
Earnings per share -- basic
  Income (loss) before
    Extraordinary item.............  $  0.09    $ (0.13)
  Extraordinary loss...............
                                     --------   --------
  Net income (loss)................  $  0.09    $ (0.13)
                                     --------   --------
                                     --------   --------
Earning per share -- diluted
Income (loss) Before extraordinary
  item.............................  $  0.08    $ (0.13)
Extraordinary loss.................
                                     --------   --------
Net income (loss)..................  $  0.08    $ (0.13)
                                     --------   --------
                                     --------   --------
Pro forma net income data
  (unaudited)
Income (loss) before income taxes,
  as reported......................
Pro forma income tax (Expense)
  benefit..........................

Pro forma net income (Loss)........

Pro forma net income (loss) per
  share (unaudited)
Basic..............................

Diluted............................

Weighted average shares
Basic..............................  6,313.9    6,318.6
Diluted............................  7,097.9    6,318.6

LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS FROM OPERATIONS. The Company's primary source of liquidity has been cash flows from operations. The Company's fixed-price contracts typically provide for delayed billing arrangements in early contract years to coincide with clients' budget cycles. Also, the Company typically experiences negative cash flow from operations in the first six months of a year as the timing of the receipt of contract payments is more heavily weighted to the July through December period to coincide with the peak cash inflows experienced by the Company's higher education clients. The Company anticipates that cash flow from operations will be positive for the full year 1998. The Company's cash flow in 1996 was negatively impacted by the Recapitalization and the relocation of the Company's headquarters to Orlando, Florida. Cash flow from operations in 1997 was negatively impacted by the payment of corporate income taxes as a C Corporation, interest payments made on the long-term debt incurred in connection with the Recapitalization and relocation costs. Since the Company elected to be treated as a Subchapter S Corporation for tax purposes in 1995 and part of 1996, the Company's net cash provided by operations for those periods reflects only state taxes.

    CASH FLOWS USED IN INVESTING ACTIVITIES. Net cash used in investing activities is largely attributable to capital expenditures for furniture and personal computers to support the expansion and growth of the organization. The Company has no major commitments for capital expenditures. However, the Company will continue to need computer and office equipment as it expands its operations.

    CASH FLOWS FROM FINANCING ACTIVITIES. During 1997, the Company generated cash by refinancing approximately $9.5 million of outstanding, long-term debt and interest with a new lender pursuant to a new credit agreement. The new credit agreement provides for maximum borrowings of up to $9.5 million, which is reduced through annual scheduled principal payments and additional mandatory principal payments beginning in 1999 in the event the Company has excess cash flows (as defined). The new credit agreement expires in December 31, 2003 and provides for interest at either the prime rate plus a variable spread or LIBOR plus a variable spread at the option of the Company. Interest is payable quarterly. At June 30, 1998, the Company had approximately $1.6 million and $7.0 million designated as prime borrowings and LIBOR borrowings, respectively. Borrowings under the new credit agreement are secured by substantially all the assets of the Company. The new credit agreement subjects the Company to certain covenants and requires the Company to maintain certain financial ratios. At December 31, 1997, the Company was in compliance with all of the covenants and ratios contained in the new credit agreement. At June 30, 1998, the Company was in compliance with all covenants and ratios in the new credit agreement after taking into account the receipt in July 1998 of a waiver relating to covenants and ratios impacted by the special compensation expense. It is anticipated that all amounts outstanding under the new credit agreement will be repaid with a portion of the net proceeds received by the Company in the Offering and the agreement will terminate at such time. The Company anticipates obtaining a new bank facility following the Offering, which will be used for working capital purposes.

    In 1996, cash was used to finance the Recapitalization. See Note 4 of Notes to Financial Statements. Proceeds of $11.5 million from the sale of Common Stock to new investors, along with net proceeds of approximately $9.6 million from the issuance of debt and warrants were used to (i) redeem substantially all of the Company's then-issued and outstanding common stock, (ii) terminate certain outstanding options to purchase shares of the Company's common stock, and (iii) pay fees and expenses related to the Recapitalization. Immediately following the Recapitalization, the prior stockholders of the Company held 20.3% of the voting Common Stock of the Company.

    SUMMARY. The Company believes the net proceeds from the sale of the Common Stock offered hereby, together with the funds generated by operations, will provide adequate cash to fund the anticipated cash needs over the next 12 months. Such needs may include investments in new products and services, expansion of the internal infrastructure for the Company to support future growth and acquisitions of complementary businesses.

YEAR 2000 ISSUE

    The Company has installed Year 2000 compliant software in many of its major systems. The Company is in the process of either modifying or replacing software used in the Company's systems. The cost of these efforts is not expected to be material. The Company presently believes that the Year 2000 issue will not have a significant impact on the Company's operations. However, Year 2000 issues could have a significant impact on the Company's operations and its financial results if modifications cannot be completed on a timely basis, unforeseen needs or problems arise or the systems operated by its clients, vendors or subcontractors are not Year 2000 compliant.

                                    BUSINESS

OVERVIEW

    COLLEGIS is a leading nationwide provider of IT enterprise solutions and services to clients in the higher education marketplace. The Company offers its IT services through three principal service areas: (i) Operational and Financial IT Services; (ii) Networking and Internet Services; and (iii) Instructional Technology Services. COLLEGIS' primary competitive advantage is its in-depth higher education IT experience, which it applies to assist colleges and universities to succeed in an environment of increasing competition for students and rapidly evolving technology. The Company has competed successfully in this environment, having achieved compound annual revenue growth of 55% from 1993 to 1997. Moreover, because of the long term nature of most of the Company's client engagements, COLLEGIS enjoys significant recurring revenues with the majority of its revenues in 1996 and 1997 having been committed at the beginning of such years.

    The business of providing higher education is competitive with colleges and universities constantly seeking new ways to attract students and to stabilize costs. Information technology is an important tool used to increase enrollment and contain costs of operations. To fully leverage the advantages of information technology, higher education institutions must upgrade and maintain their existing systems and incorporate new technologies to enhance the delivery of their educational offerings and administrative and student services. Outside IT solution providers are well positioned to address the IT issues facing higher education because: (i) technological change, especially the advent of client server computing and Internet/ intranet related services, is outpacing internal resources; (ii) hiring and retaining qualified technical staff is difficult due to the competitive environment for IT specialists and limited job advancement opportunities for IT professionals within higher education; (iii) outside specialists often deliver a greater return on an institution's IT investment because they enable a college or university to more rapidly and cost-effectively upgrade its systems; and (iv) external IT specialists can often formulate more objective advice, free of internal cultural or political forces. There are approximately 3,500 colleges and universities in the United States, which the Company estimates have aggregate annual IT spending of approximately $9.0 billion.

    COLLEGIS' three service areas are designed to provide a complete range of IT solutions and services to assist colleges and universities with every aspect of their technology needs. The Operational and Financial IT Services area provides strategic planning, project installation and management, training, user support and IT staffing solutions. The Networking and Internet Services area plans, designs and implements comprehensive network infrastructures that include sophisticated Internet/intranet applications, as well as ongoing network maintenance, training and user support services. The Instructional Technology Services area uses the Web-based COLLEGIS Learning Network to assist colleges and universities in designing and developing on-line courses and other on-line educational, administrative and student service applications.

INDUSTRY OVERVIEW

GENERAL

    The education marketplace is one of the largest industries in the United States, representing nearly 9% of gross domestic product. Of the $670 billion in annual expenditures in 1996 estimated by the U.S. Department of Education, $280 billion can be attributed to the post-secondary segment of the market, which includes over 77 million adults. The largest component of the post-secondary market is traditional colleges and universities with estimated 1996 expenditures of $211 billion.

    A key driver of the growth in the educational marketplace is a combination of favorable demographic and market trends. According to the National Center for Education Statistics ("NCES"), between 1985 and 1995, the number of students in higher education under age 25 increased 13% and those over 25 rose by 22%. Enrollment of 18-24 year olds is expected to continue to grow 20% from 1996 to 2007, largely as a result of the "baby boom echo." In addition, growing interest in adult education is expected to fuel demand for distance learning programs.

    The higher education market today is characterized by increased competition for students, budgetary constraints, outdated IT systems, a rapidly changing technological environment and student demand for remote access to academic and administrative services. Colleges and universities are striving to improve the quality of the educational experience and to lower operating costs by upgrading their technology infrastructure to provide both academic and administrative services. In addition, technological advances such as the Internet have made distance learning and other on-line educational applications feasible and many schools are recognizing this as an opportunity for revenue enhancement.

INFORMATION TECHNOLOGY

    Higher education institutions are increasingly using IT to achieve cost savings and increase the quality of the educational experience. Furthermore, potential students now evaluate an institution's ability to provide remote access to resources such as the Internet, e-mail, library and administrative services when deciding which school to attend. According to a recent International Data Corporation survey, over 60% of college students believe that an institution's technological environment is an important factor in evaluating a school. Education providers are implementing IT solutions to re-engineer inefficient processes such as registration, financial aid and payroll. Faculty members are using the Internet to distribute course materials, link students to useful Web sites and host on-line discussions. As a result, higher education represents a significant market for IT service providers. The Company estimates that U.S. higher education institutions have annual IT spending of approximately $9.0 billion.

    The change in demographics has also led to the implementation of new IT services, as the number of students pursuing post-secondary education continues to shift towards students over age 25. With this demographic shift, higher education institutions are facing an increased demand for distance learning. This education delivery mechanism allows students, who often lack the time or schedule flexibility to attend classes in a traditional setting, to participate in courses and earn credit towards a degree from a variety of geographic locations including satellite campuses or their own homes. Distance learning, coupled with on-line access to information and administrative resources, allows higher education institutions to offer their services to an otherwise unreachable market. According to NCES, in 1995 33% of higher education institutions provided distance learning courses and an additional 25% were expected to provide these services by 1998.

    The Company believes that a significant opportunity exists in the higher education market because most colleges and universities are currently addressing their technology requirements in-house. The Company estimates that of the approximately 3,500 higher education institutions in the United States, only 55 have engaged a third-party IT specialist, such as COLLEGIS, under a long-term contract to operate all or a major portion of their IT function. Competitive pressures are forcing institutions to rapidly make the transition to client server-based, Internet/intranet operating environments. The Company believes that colleges and universities will increasingly realize that independent IT service providers can more timely and cost-efficiently implement and maintain an upgraded technology infrastructure than the institution itself.

THE COLLEGIS SOLUTION

    The Company applies its experience in higher education information technology to help colleges and universities manage their IT function through planning, developing, implementing and managing IT solutions and strategies. The Company believes that the following business strengths position it to capitalize on the significant market opportunities presented by the current college and university environment of increasing competition for students and rapidly evolving technologies:

    VERTICAL MARKET FOCUS. The Company has a singular market focus on the information technology needs of U.S. colleges and universities. As a result, COLLEGIS has accumulated a detailed knowledge base and understanding of IT systems and technology needs of colleges and universities that allows it to apply proven methodologies, skills and solutions to new projects in a cost-effective and timely fashion. In addition, the Company believes its competitive position is enhanced by its understanding of the unique cultural environment of colleges and universities, where academic considerations significantly influence IT investment decisions.

    BROAD SERVICE OFFERINGS. The Company is a single-source provider of a broad range of IT services tailored to assist colleges and universities with every aspect of their technology needs. The Company's services include the development of strategic IT plans and objectives, the implementation of application systems, networking and other technology initiatives, and management of existing and newly-implemented IT plans and systems. Because client engagements often require creative solutions that must be drawn from diverse areas of IT expertise, the Company bundles its services as a single, fixed-fee IT solution. The Company continuously monitors emerging technologies and market developments in order to expand its service offerings to meet the evolving needs of its clients. A recent example is the creation of the COLLEGIS Learning Network.

    ESTABLISHED INDUSTRY REPUTATION. COLLEGIS has 13 years experience in successfully providing IT enterprise solutions and services to higher education institutions and is currently engaged in 28 significant long-term relationships with colleges and universities. Based upon successful client engagements, COLLEGIS has earned a reputation for providing high quality IT solutions and services to colleges and universities supported by industry-knowledgeable personnel. The Company believes that its reputation and longstanding relationships with influential members of the higher education community are a significant source of new business due to the important role industry referrals play in obtaining new engagements.

    PROVEN OPERATING MODEL. The Company believes that its proven operating model significantly contributes to its success and facilitates COLLEGIS' goal of becoming an educational institution's IT partner. The Company initially applies its internally developed client assessment methodology to accurately identify a client's direct and indirect IT expenditures. The thoroughness and accuracy of this assessment is critical in managing a client's expectations regarding the scope and price of COLLEGIS' service offerings. COLLEGIS then works closely with client personnel to create and implement a strategic plan that meets an institution's IT needs and objectives. The Company appoints an experienced on-site client manager to oversee the engagement and become an integral member of an institution's management. COLLEGIS provides its on-site personnel with additional technical support both regionally and at the corporate level. As the IT needs of the Company's clients change and develop, COLLEGIS has a competitive advantage in its ability to quickly identify and respond to changes and developments, thereby expanding its presence as a single-source provider.

    STRONG CLIENT RELATIONSHIPS. A substantial portion of the Company's personnel work at a client's site and become intimately involved in an institution's IT systems on a day-to-day basis. Through this close working relationship, COLLEGIS' on-site staff becomes an integral part of the client's IT function and effectively serves as the institution's IT partner. COLLEGIS fosters and maintains its role as an institution's IT partner by emphasizing continued high-level relations between its corporate officers and a college or university's senior administrators.

    TECHNICAL STAFF RECRUITING ADVANTAGE. The existing IT personnel of a new client are a significant source of technical employees for the Company. Because the Company's engagements generally encompass all or a major portion of a client's IT function, COLLEGIS frequently hires a significant number of a client's existing IT personnel as part of a typical contract. As a result, COLLEGIS does not face the same level of IT recruiting pressure faced by many IT service providers.

    COLLEGIS LEARNING NETWORK. The recently launched COLLEGIS Learning Network is a key feature in a package of services and tools intended to help colleges and universities utilize Web-based technology to provide educational course and related academic, administrative and student services. The COLLEGIS Learning Network was developed by nationally recognized academic leaders in the area of instructional technology. Their expertise allows the Company to maintain a leading edge in emerging instructional technologies.

STRATEGY

    The Company's goal is to become the nation's leading provider of IT enterprise solutions and services to the higher education marketplace. Key elements of the Company's strategy to achieve this goal include the following:

    EXPAND CLIENT BASE. The Company intends to expand its client base by increasing the size and scope of its sales and marketing organization and continuing to recruit highly skilled professionals. Because client referrals play a significant role in obtaining new business in the higher education marketplace, the Company also intends to target new clients by highlighting its superior performance record with its existing clients.

    EXPAND LONG-TERM RELATIONSHIPS WITH EXISTING CLIENTS. As part of its business model the Company serves as an educational institution's IT partner, focused not only on delivering on time, on-budget services, but also on identifying and defining additional value-added client services. The Company's strong client relationships, which are fostered by its on-site presence and broad range of service offerings, allows it to increase the length and scope of its client engagements and to grow with its clients' needs.

    MAINTAIN ROLE AS LEADER IN EMERGING HIGHER EDUCATION TECHNOLOGIES. The Company's continued status as a leader in emerging higher education IT technologies is a key to its growth. The Company plans to allocate sufficient financial and personnel resources to identify and offer new technologies to the higher education market. For example, The COLLEGIS Research Institute has a significant role on a major project to establish a universal set of compliance standards to permit distributed Internet-based learning environments to work together.

    EXPAND THE COLLEGIS LEARNING NETWORK. The Company is aggressively marketing the COLLEGIS Learning Network as a key feature in a package of services, expertise and tools intended to help colleges and universities utilize Web-based technology to transform the learning environment. The Company believes that the service opportunities associated with the emerging learning technology area are significant.

    PARTNER WITH SOFTWARE VENDORS. The Company believes that establishing relationships with leading software vendors that offer applications tailored to higher education will enable it to broaden its customer base, increase its competitiveness and maintain its technological sophistication. However, the Company does not intend to develop or exclusively represent any proprietary hardware or software products. The Company believes that this product independence allows it to objectively provide IT services and solutions designed to meet a particular client's unique requirements.

    PURSUE STRATEGIC ACQUISITIONS. The Company plans to selectively pursue strategic acquisitions that will complement its existing service offerings. Acquisitions can provide the Company with a rapid, cost-effective method to grow its number of IT specialists, broaden its client base, establish new or expand existing service offerings and obtain additional skill sets.

SERVICE AREAS

    The Company offers and delivers IT enterprise solutions and services through three principal service areas: (i) Operational and Financial IT Services; (ii) Networking and Internet Services, and

(iii) Instructional Technology Services. Within these areas the Company provides a complete range of IT planning, management and implementation solutions and services that assist colleges and universities with every aspect of their short and long-term technology initiatives. By bundling together a wide variety of IT services and solutions, the Company is able to position itself as a fully integrated, single-source provider.

    OPERATIONAL AND FINANCIAL IT SERVICES

    The Company provides operational and financial IT services in connection with a variety of IT processes used by institutions of higher education. The Company's services address a variety of problems related to its clients' IT processes including the ineffectiveness of existing IT systems and the difficulty in implementation of sophisticated distributed and Year 2000 compliant systems. In response to such problems, the Company will initially conduct an overall assessment of the client's existing situation and identify potential IT risks, opportunities and alternatives. The Company has planned, implemented, modified and managed a wide range of applications systems including student, human resource and finance systems; fundraising and alumni development; library and executive information systems; as well as ancillary systems such as bookstore inventory, central purchasing, physical security, smart cards and information kiosks.

    The Company's personnel work at a client's site and become an integral part of the client's operational and financial IT operations, working with administrators and faculty at all levels. Company personnel support and manage most aspects of a client's IT systems and operations, including short- and long-term planning, applications support, user training and help-desk support, technical support services, data center management and operations, office automation, personal computer maintenance and disaster recovery. The Company's staff is involved in all phases of services delivery, from the installation and conversion of new applications systems to the servicing and monitoring of such systems during the lifetime of the client contract. These on-site services are supported by an additional two tiers of management support at the regional and corporate level. See "--Service Delivery Model."

    NETWORKING AND INTERNET SERVICES

    The Company provides networking and Internet services and solutions to establish a flexible network infrastructure for institutions of higher education. Networking and Internet services address a variety of problems including the ineffectiveness of outdated, incompatible and incomplete networks and the difficulty in implementation and integration of voice, data and video technologies and Internet/intranet applications. In response to such problems, the Company will develop and implement a comprehensive network plan. The Company also assumes responsibility for the management, monitoring and maintenance of the network infrastructure. Company personnel provide networking and Internet training services to a client's employees and tiered networking and Internet user support services at the client, regional and corporate levels. See "Service Delivery Model."

    The Company utilizes sophisticated diagnostic and utility tools to remotely monitor client networks from its corporate headquarters. Remote network management allows the Company to detect and prevent network problems and to better serve its client's demands for a timely and reliable resolution. The Company also assists its clients in negotiating with hardware and software vendors and guiding its clients through a request-for-proposal process to ensure they are getting the maximum value out of their IT budget.

    INSTRUCTIONAL TECHNOLOGY SERVICES

    THE COLLEGIS LEARNING NETWORK. Internet-based distance learning is a newly emerging IT application that is generating significant interest in the academic community. The proliferation of the Internet and other network-based applications has increased the competitive pressures on academic institutions to provide Internet-based tools and services to their students and faculty members. In response to these demands, the Company has created the COLLEGIS Learning Network (the "Learning Network") to provide student-centered, flexible solutions. Although the Learning Network is a relatively new component of the IT services offered by the Company, the Company believes that this initiative for new instructional technologies will be an integral part of its future growth.

    Through the Learning Network, the Company provides clients with a variety of Internet-based tools and services including (i) the on-line delivery of instruction, (ii) the on-line delivery of student service programs such as orientation and career counseling, (iii) development and implementation of home pages and on-line discussion forums and (iv) formation of on-line communities by faculty members as a basis for professional developmental partnerships with other members of the academic community. Through its own Web server, the Company allows clients to fill in simple templates to generate easy to manage databases that provide a variety of customized Web-based collaboration services and information resources. In connection with the Learning Network and related web servers, the Company provides for all systems administration and maintenance.

    THE COLLEGIS RESEARCH INSTITUTE. In connection with the development of the Learning Network, the Company created The COLLEGIS Research Institute, a not-for-profit research and development center (the "Research Institute"), which conducts academic research in instructional technology and on-line learning communities. The Research Institute provides technology expertise to institutions of higher education in an effort to maximize the impact of technology on their academic and instructional programs. The Company's relationship with the Research Institute provides many operational, academic and competitive benefits to the Company by providing dedicated resources to apprise clients of the latest technological developments and their application to academic and instructional challenges. The Company believes that the Research Institute's research in this area has generated increased awareness among higher education institutions of the opportunities presented by academic technologies which the Company is uniquely positioned to capitalize on.

    The Research Institute is headed by Dr. William H. Graves, who founded the Institute for Academic Technology at the University of North Carolina ("UNC") and served for over 30 years in various senior faculty and administrative positions at UNC. Dr. Graves has been joined at the Research Institute by several former colleagues at UNC who are nationally recognized leaders in the area of instructional technology. Members of the Research Institute are active in numerous nonprofit organizations dedicated to advancing Internet-based learning technology, including EDUCAUSE, a consortium of 600 colleges and universities dedicated to the transformation of higher education through information technology, and the Internet2 steering committee.

    The Company provides personnel, facilities, and overhead support to the Research Institute pursuant to a services agreement on a cost-basis, and serves as liaison on behalf of the Research Institute with outside advisors. In addition, the Company has the right to appoint three members to the Research Institute's seven-member Board of Directors. The Research Institute attempts to cover its operating costs through grants and contracts that support the research projects it undertakes. In the event the Research Institute is unable to obtain necessary grants or funding or to otherwise cover its operating costs, the Company is obligated to cover such operating costs as requested by the Research Institute. In exchange for the Company's financial and corporate support, the Company has a non-exclusive, royalty-free right to use any intellectual property developed by the Research Institute. See "Certain Transactions."

SERVICE DELIVERY MODEL

    In delivering its IT services and solutions, the Company employs a tiered management structure consisting of managerial oversight at the on-site, regional and corporate levels. This tiered delivery model provides clients with immediate access to professionals who possess highly specialized technical expertise and tools, including corporate personnel who provide Company-wide technical support to client sites. The Company's communication and control systems further support its service delivery by providing immediate access to an on-line forum in which COLLEGIS employees can collaborate by means of individual and group communications thereby drawing on Company-wide expertise.

    On-site managers and staff are responsible for establishing and implementing the Company's services on a campus-wide basis. Regional managers oversee and provide support to the on-site managers located within their respective regions. In addition, they serve as a conduit for communication between the on-site and corporate tiers and build working relationships with a client's middle management. The Company believes that these regional managers ensure consistency in the quality of IT services delivered in their respective region. At the corporate tier, managers are primarily responsible for highly specialized technical skills, new business development and maintenance of existing client relationships. Managers are integral to the implementation of the Company's overall business plan and the development and maintenance of new and existing client relationships.

REPRESENTATIVE SERVICES

    The chart below sets forth, by Company service area, the services that the Company provides to its higher education clients, along with the functional areas affected by such services.

  ------------------------------------------------------------------------------------------
                        ----------------------------------------------------------------------
                                                                             INSTRUCTIONAL
                            OPERATIONAL AND           NETWORK AND              TECHNOLOGY
                         FINANCIAL IT SERVICES     INTERNET SERVICES            SERVICES
-----------------------------------------------------------------------------------------------
                         - Conduct analysis of   - Plan, implement and   - Conduct analysis of
                          existing IT              manage network          existing
                          operations               infrastructure          instructional
                                                                           technologies system
Description of
  Services:
                         - Develop strategic     - Establish access to   - Develop long-range
                          plans including IT       Internet and IT         strategic plan which
                          spending and             resources for           identifies new
                          investment objectives    student population      technology learning
                                                                           initiatives
                         - Consolidate and       - Monitor and maintain  - Introduce emerging
                          integrate existing IT    on-line network         learning
                          operations                                       technologies into
                                                                           classrooms
                         - Develop migration     - Develop intranet      - Create and design
                          plan to client                                   Internet/intranet
                          server-based                                     forums for use by
                          technology                                       faculty and student
                                                                           body
                         - Provide IT            - Provide Internet and  - Provide access to a
                          management and           Web-site support        library of software
                          technical personnel                              and courseware
                         - Install, convert and  - Provide user          - Establish help desk
                          manage IT                support/ help desk      and user support
                          implementations          services                system for faculty
                                                                           and student body
                         - Create and manage                             - Create and design
                          classroom computer                               courses and provide
                          labs                                             faculty services
                         - Create a Year 2000
                           migration and
                           implementation plan
Functional Area          - Strategic planning    - Voice/Data            - Distance learning
  Affected:                                        communications
                         - Student systems       - Local and wide area   - On-line
                                                   networks                collaboration
                         - Financial systems     - Internet/intranet     - Faculty development
                         - Payroll systems       - Academic computer     - Curriculum
                                                   labs                    development
                         - Human resource
                           systems
                         - Library systems
                         - Fundraising/Alumni
                           development

------------------------------------------------------------------------------------------

CLIENTS

    The Company currently provides IT enterprise services and solutions to 37 separate colleges and universities located throughout the United States. Of these institutions, 28 are parties to significant long-term engagements and the remainder represent instructional technology projects independent of long-term engagements. Clients include private, four-year institutions, community colleges and public, four-year institutions. The Company generally targets institutions that have IT personnel budgets in excess of $1 million. Brookdale Community College, a New Jersey community college ("Brookdale"), accounted for approximately 13.5% and 10.2% of the Company's revenues in 1997 and the six months ended June 30, 1998, respectively. The typical term of the Company's existing client engagements is five years, ranging from a minimum of one year to a maximum of ten years. In addition, the average annualized revenue under the Company's long-term contracts has increased from $905,000 per client at December 31, 1996 to $1,360,000 per client at June 30, 1998.

REPRESENTATIVE ENGAGEMENTS

    Set forth below is a summary of services currently being performed by the Company for representative clients:

    GOLDEN GATE UNIVERSITY. In 1994, COLLEGIS entered into a four-year service contract with Golden Gate University ("GGU"), an independent four-year university with an enrollment of more than 6,500 students. GGU was seeking to update its administrative systems network and infrastructure. COLLEGIS has provided on-site staff to assist GGU in developing a strategic plan which has included the research and selection of Internet-based learning tools, a comprehensive faculty development program and the provision of instructional designers, web and multi-media developers. In 1997, the existing service contract was extended to 2001. Pursuant to such extended contract, GGU engaged COLLEGIS to assist it in implementing a comprehensive distance learning program utilizing the Internet for "any time, any place" learning.

    EAST TENNESSEE STATE UNIVERSITY. In April 1998, COLLEGIS entered into a five-year contract with East Tennessee State University ("ETSU"), a four-year institution with an enrollment of more than 12,000 students. ETSU chose COLLEGIS to help it achieve its goal of being a leading provider of higher education in the region, which required significant improvement of its IT environment. COLLEGIS has initiated work on a strategic and tactical IT plan to ensure Year 2000 compliance and a comprehensive faculty development program to introduce distance learning applications and integrate learning technology tools into the curriculum. Additionally, COLLEGIS' on-site staff is upgrading the network and communications infrastructure and is implementing a telecommunications system. COLLEGIS is also heading an effort to consolidate three disparate computing offices into an integrated service delivery organization.

    BROOKDALE COMMUNITY COLLEGE. In January 1997, COLLEGIS entered into a five-year service contract with Brookdale, which has an enrollment of more than 12,000 students. At the time, Brookdale maintained a decentralized IT organization that was supported by outdated hardware and software. After an extensive nine-month analysis of Brookdale's existing IT operations, COLLEGIS' on-site management and support team reengineered and consolidated Brookdale's IT organization. COLLEGIS has assumed day-to-day planning, implementation and management of all facets of Brookdale's IT operations including management of Brookdale's data center, its network systems and technology-related initiatives such as distance learning, administration systems and information sharing. In addition, the COLLEGIS solution has included the planning and implementation of Brookdale's new administrative and network systems.

SALES AND MARKETING

    The Company sells and markets its services directly through its sales and marketing staff and senior management. Due to the unique culture of higher education, the Company attempts to capitalize on the experience of its personnel in such field and believes such experience is a significant factor in its success. As of June 30, 1998, the Company's sales and marketing staff consisted of 15 employees.

    The Company employs a variety of business development and marketing techniques to communicate directly with senior officers of current and prospective clients, including focused lead generation initiatives using customer and industry references, industry seminars and conferences featuring presentations by the Company's executives and on-site presentations by the Company's sales representatives to faculty and senior officers of prospective clients.

    The Company has organized its sales and marketing personnel into separate teams, each of which is given quarterly and annual financial objectives for their respective geographic regions. The Company's typical sales cycle is six to nine months, calculated from the time of identification of a prospective client to execution of the definitive service contract. The Company's typical sales cycle includes the following components:

    - LEAD GENERATION--The Company's sales staff identify potential clients though directed telesales marketing, client and industry referrals and industry conferences. During the initial lead generation stage of the sales cycle, the sales staff qualifies viable prospects through data collection and interviews of the potential client's personnel regarding their IT needs.

    - QUALIFYING PROCESS--Upon identification of a potential client, the Company conducts an on-site due diligence review of the potential client's IT operations, structure and needs and makes a preliminary presentation to a potential client summarizing the IT services and solutions currently offered by the Company. Throughout this stage, the Company meets with the potential client's senior executives, establishes relationships, identifies a senior executive advocate within the potential client and evaluates the potential for a long-term relationship. Following this on-site meeting, the Company's management makes an internal determination as to whether such potential client is a qualified candidate for the Company's IT services based, in part, on an assessment of the client's size, systems and financial resources, existing IT operations and long-term IT objectives.

    - ASSESSMENT--Following the determination that a potential client's IT organization is a qualified candidate for the Company's services, the Company initiates either a client-paid, in-depth on-site due diligence assessment of the prospective client's current IT environment or an abbreviated evaluation of the prospect's IT delivery capabilities. Following this data collection, the Company analyzes the results of its on-site due diligence and formulates its proposal and recommendations, and reviews the proposed service offerings with its advocate and the other members of the client's executive team. Included in such proposal is a detailed budget and schedule for the contemplated engagement.

    - INTERIM SERVICES--When an institution requires immediate IT services prior to the finalization of contractual terms and conditions, the Company typically provides an interim chief information officer and staff to the client on a fee-basis, to provide consultation on and management of day-to-day operations. This enables the Company to initiate the integration of its personnel with the client and begin the implementation of the IT solutions and services.

    An important portion of new business arises from existing client engagements. The Company expects to provide further IT services to its clients as their IT needs develop. Also, the Company's on-site presence affords it the opportunity to identify and define additional value-added services. The strong client relationships arising out of long-term engagements often facilitate the Company's ability to offer additional capabilities to its clients in the future.

    The Company's senior management team actively meets with faculty members and administrators of colleges and universities which have not yet engaged the Company to make them aware of the Company's capabilities. In addition, as part of its sales and marketing strategy, the Company leverages its relationship with the Research Institute to further enhance its credibility within the academic community and further its reputation as a leading provider of on-line instructional technologies. The recent introduction of the Instructional Technology Services area furthers COLLEGIS' ability to market itself as a full service, integrated provider of IT solutions and services to the academic community.

    The Company is exploring relationships with leading software vendors and other services providers who tailor their offerings to the higher education marketplace. The Company believes that these relationships may result in increased access to potential clients, referrals, expanded service offerings and enhanced recognition within the academic community. The Company also believes these relationships will enable it to increase its competitiveness and maintain its technological sophistication through access to the most current information and training on leading software and information systems.

HUMAN RESOURCES

    The Company's success depends in large part on attracting, retaining and motivating talented, creative and experienced professionals at all levels. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Because the Company's typical engagement encompasses all or a major portion of a client's IT function, the IT personnel of its clients are a significant source of employees for the Company. The Company frequently will hire a large portion of a client's existing IT personnel as part of a typical contract. As a result, the Company does not face the same level of IT recruiting pressure typically faced by many IT service providers.

    The Company dedicates significant resources to recruiting employees with IT and higher education experience. In connection with its hiring efforts, the Company has its own internal recruiting and human resources department that includes a Vice President of Recruiting and Human Resources and internal recruiters. Recruiting is managed in a fashion similar to an independent recruiting organization. The Company's recruiters have hiring targets and are compensated on an incentive basis. Their primary recruitment activity is direct recruiting of targeted candidates. The Internet and World Wide Web are used extensively as a source for applicants in addition to advertising and employee referrals. Human resource personnel utilize a comprehensive recruiting information system that tracks recruitment activities and maintains a database of candidate information. Recruiting activities are continually monitored and adjusted to meet the Company's hiring needs. In addition, the Company has relationships with several recruiting firms to supplement recruiting efforts as needed.

    The Company has historically experienced turnover rates that it believes are below industry averages for IT professional services companies principally due to its continuous and extensive professional development opportunities and diverse and challenging work projects within the higher education marketplace. However, there is no assurance that these favorable rates will continue. The Company believes its management structure, corporate culture, human resources organization, comprehensive and specialized training programs and extensive benefits package maximize its ability to retain and recruit IT staff. None of the Company's employees are represented by labor unions and the Company considers its relationship with its employees to be good.

    As of June 30, 1998, the Company had 388 full-time employees. The Company also supplements its employees on certain engagements with independent contractors, many of whom are former employees of the Company. The Company believes that this practice provides it with greater flexibility in adjusting professional personnel levels in response to changes in demand for its services.

COMPETITION

    Although the Company believes its exclusive focus on the higher education institutions is unique, the IT services industry is intensely competitive, highly fragmented and subject to rapid technological and market changes. The Company's primary competitive challenge is helping prospective clients understand the potential benefits of the IT outsourcing model relative to their internal IT departments. In addition, the Company competes for client projects and experienced personnel with a number of companies having significantly greater financial, technical and marketing resources and revenues than the Company. Many of these competitors also have greater name recognition in the IT services industry. The Company's competitors include systems consulting and integration services providers, application software and professional service organizations, major accounting firms and general management consulting firms. The emerging instructional technology market is highly fragmented with no single dominant participant. As this market matures, the Company anticipates facing increasing competition from larger, better financed participants than the Company.

    The Company expects to experience increasing competition from IT service providers offering established services and new service offerings and technologies, including instructional technology and distance learning. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with others, thereby increasing their ability to expand or increase their service offerings to higher education institutions. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in downward pricing pressures, fewer client engagements, reduced gross margins, and loss of market share for the Company.

    The Company believes the principal competitive factors in its market are knowledge of the higher education marketplace, responsiveness to client needs, product and vendor independence, quality of service, project management capability, technical expertise and price. The Company believes it competes favorably in most of these areas and excels in the depth of knowledge and experience it brings to its clients. The ability of the Company to compete also depends in part on factors outside of its control, including the ability of its competitors to attract, motivate and retain management, technical and industry expertise.

FACILITIES

    The Company's headquarters and administrative, sales and marketing operations are located in Maitland, Florida, where the Company leases approximately 12,000 square feet of office space. This lease expires on January 31, 2002. In addition to its headquarters, the Company leases 8,700 square feet of office space on behalf of the Learning Network in a building located near Research Triangle Park, North Carolina. This lease expires on February 28, 2003. The Company believes that additional space will be required as its business expands geographically and that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth certain information with respect to the executive officers and directors of the Company:

                   NAME                         AGE                       POSITION
Robert E. Lund............................          54   Chairman, Chief Executive Officer and
                                                           Director
Robert Foley, Jr..........................          49   President and Director
Robert C. Bowers..........................          52   Chief Financial Officer, Executive Vice
                                                           President and Director
Dr. William H. Graves.....................          58   Senior Vice President and Director
Dr. Robert H. Atwell......................          67   Director
James E. Cowie............................          43   Director
Bernard Goldstein.........................          67   Director
Robert E. King............................          62   Director
Dr. Thurston E. Manning...................          72   Director
Kenneth G. Pigott.........................          54   Director
Dr. Marvin Wachman........................          81   Director

    ROBERT E. LUND has served as Chairman, Chief Executive Officer and a Director of the Company since May 1998. Mr. Lund also serves as Chairman of the Executive Committee of the Board of Directors. Prior to joining the Company, Mr. Lund served from December 1996 to April 1998 as President and Chief Executive Officer of Intrepid Technologies, LLC, from November 1995 to May 1996 as interim President and Chief Executive Officer of Peoples Telephone Company, from November 1994 to November 1995 as President and Chief Executive Officer of S2 Software, Inc., and from February 1993 to November 1994 as Chief Operating Officer of Newtrend, L.P., a software and computer services company focused on the financial services sector ("Newtrend"). Mr. Lund's positions at COLLEGIS, Intrepid Technologies, LLC and Newtrend resulted from his association with financial investors common to such companies. Mr. Lund additionally was Chairman and Chief Executive Officer of International Telecharge, Inc. from 1990 to 1992 and President of the Payment Services Division of Electronic Data Systems from 1988 to 1990. Mr. Lund has also been a director of Peoples Telephone Company since 1994.

    ROBERT FOLEY, JR. has served as President and a Director of the Company since December 1993. Mr. Foley served from April 1988 to October 1993 as President of Sysorex Information Systems and is a former executive of Science Application International Corporation, GE Information Systems, Inc. and Electronic Data Systems.

    ROBERT C. BOWERS has served as a Director of the Company since April 1996, as Executive Vice President and Chief Financial Officer of the Company since May 1996 and as Assistant Secretary of the Company since July 1997. Prior to joining the Company, Mr. Bowers served as Senior Vice President and Chief Financial Officer of Newtrend from June 1985 to December 1994 and then as Vice President and Chief Financial Officer of HTE Inc. from June 1995 to May 1996. Mr. Bowers has also been a director of U.S. Servis, Inc. since 1995.

    DR. WILLIAM H. GRAVES has served as Senior Vice President of Instructional Technologies and as a Director of the Company since November 1997. Dr. Graves has also served as President of the COLLEGIS Research Institute since November 1997. Dr. Graves is the founder and a former director of the Institute for Academic Technology and for over twenty years prior to joining COLLEGIS was a Professor at the University of North Carolina at Chapel Hill. Dr. Graves also serves on several national academic information technology boards, including NLII, IMC, Internet2, CNI and EDUCAUSE.

    DR. ROBERT H. ATWELL has served as a Director of the Company since November, 1996. Dr. Atwell has served as Senior Consultant to A.T. Kearney since 1986 and is a director of Education Management Company. Dr. Atwell was President of the American Council on Education from 1984 to 1996 and formerly served as President of Pitzer College and as Vice Chancellor of the University of Wisconsin.

    JAMES E. COWIE has served as a Director of the Company since April, 1996. Since 1989, Mr. Cowie has been a General Partner of Frontenac Company. Mr. Cowie also serves on the Boards of Directors of 3COM Corporation, PLATINUM TECHNOLOGY, INC. and US Servis, Inc., and is a Trustee of the Illinois Institute of Technology.

    BERNARD GOLDSTEIN has served as a Director of the Company since April 1996. He also serves as a director of Broadview Associates, LLC, SPSS, Inc., Sungard Data Systems Inc. and Franklin Electronic Publishers Inc. Mr. Goldstein is a former Chairman of National CSS, Inc.

    ROBERT E. KING has served as a Director of the Company since April 1996. Mr. King served from May 1996 to May 1998 as Chairman of the Executive Committee of the Board of Directors. Since 1994, Mr. King has served as Chairman of Salt Creek Ventures, a private investment firm. From 1983 to 1994, Mr. King was Chairman and Chief Executive Officer of Newtrend. He also serves as a director of American Floral Services, DeVry, Inc., and US Servis, Inc. Mr. King also founded and served as Chief Executive Officer of DELTAK, Inc.

    DR. THURSTON E. MANNING has served as a Director of the Company since November 1996. Since 1991, he has served as a self-employed consultant in higher education administration and accreditation. In addition, Dr. Manning served from 1992 to 1997 as Senior Consultant to International University and from 1987 to 1991 as President of the Council on Post-secondary Accreditation. Dr. Manning was formerly President of the University of Bridgeport and Vice President for Academic Affairs of the University of Colorado. Dr. Manning is a director of DeVry, Inc.

    KENNETH G. PIGOTT has served as a Director of the Company since April 1996. He also serves as Managing Partner of Pigott & Company and as Chairman of Compass Asset Management, LLC. Mr. Pigott is a former Chairman of Specialty Packaging Products, Inc. and of Intertech Resources, Inc. and is a former partner of Winston & Strawn.

    DR. MARVIN WACHMAN has served as a Director of the Company since 1993 and is currently Vice Chairman of the Board of Directors. Dr. Wachman served as Chairman of the Board of Directors from 1993 to May 1998. Dr. Wachman has been Chancellor of Temple University since 1982 and was President of Temple University from 1973 to 1982. Dr. Wachman is a former President of Lincoln University and a past President of the Pennsylvania Association of Colleges & Universities.

    The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. The Board of Directors currently consists of 11 members. The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of three Class I Directors (Messrs. Lund, Cowie and Atwell), four Class II Directors (Messrs. Foley, Graves, King and Manning) and four Class III Directors (Messrs. Bowers, Pigott, Goldstein and Wachman). At each annual meeting of stockholders the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders held in calendar years 1999, 2000 and 2001, respectively. There are no family relationships between any director or executive officer of the Company.

BOARD COMMITTEES

    The Executive Committee is responsible for the development and review of corporate strategies. The Executive Committee meets monthly and makes strategic recommendations to the Board of Directors. The members of the Executive Committee currently consist of Messrs. Lund, Foley, Bowers, Graves, Cowie, King, Pigott and Wachman.

    The Audit Committee is responsible for reviewing with management the financial controls, accounting, audit and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the scope, fees and results of the Company's annual audit and other matters related to internal control systems. The members of the Audit Committee currently consist of Messrs. Cowie, Manning and Pigott.

    The Compensation Committee performs certain duties in connection with the administration of salary and incentive compensation plans for officers and key employees of the Company, including bonuses. The members of the Compensation Committee currently consist of Messrs. King, Foley and Goldstein.

    The Board of Directors also maintains a Nominating Committee currently consisting of Messrs. Lund, Atwell and Wachman. The Nominating Committee identifies and recommends nominees for appointment to the Board of Directors.

DIRECTOR COMPENSATION

    Directors of the Company who are not employees of the Company or significant stockholders, currently consisting of Messrs. Atwell, Wachman and Manning, receive (i) an annual retainer fee of $10,000 in connection with their service as a director of the Company, (ii) a daily fee of $1,000 for Board of Directors meetings attended and (iii) a consulting fee of $150 per hour, up to a maximum of $1,200 per day, for time spent consulting with the Company on business matters independent of their board duties. In 1997, the fees paid to such outside directors ranged from approximately $20,000 to $47,000. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board of Directors meetings. Directors are also eligible for participation in the Company's 1996 Stock Option Plan. See "Employee Benefit Plans--1996 Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation that was paid to the Company's Chief Executive Officer and each other executive officer of the Company in 1997 (the "Named Executive Officers") and the number of shares of Common Stock underlying options issued pursuant to the 1996 Stock Option Plan that were granted for services rendered to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                 ANNUAL COMPENSATION              -------------
                                     -------------------------------------------   SECURITIES
                                                                 OTHER ANNUAL      UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION         SALARY      BONUS(1)    COMPENSATION(2)    OPTIONS(#)     COMPENSATION(3)
Robert E. Lund(4)..................  $    --        $  --          $  --               --            $  --
  Chairman and Chief
  Executive Officer

Robert Foley, Jr...................     187,500        63,190         --               --               --
  President

Robert C. Bowers...................     140,000        47,181         --               --                2,257
  Chief Financial Officer and
  Executive Vice President

Dr. William H. Graves(5)...........      33,334        --             --              100,000           --
  Senior Vice President

------------------------------

(1) Represents bonus earned in respect of the year ended December 31, 1997, all of which was paid in 1998.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for 1997.

(3) Represents amounts paid by the Company as matching contributions under the Company's 401(k) Plan.

(4) Mr. Lund became Chairman and Chief Executive Officer of the Company on May 1, 1998 and is currently paid an annual base salary of $220,000. Mr. Lund also participates in incentive packages generally available to other officers of the Company. See "Employment Related Agreements" and "Employee Benefit Plans."

(5) Dr. Graves became Senior Vice President of the Company on November 1, 1997 and is currently paid an annual base salary of $200,000. Dr. Graves also participates in incentive packages generally available to other officers of the Company. See "Employment Related Agreements" and "Employee Benefit Plans."

    The table below sets forth information as to options granted during 1997 to the Named Executive Officers.

                             OPTIONS GRANTS IN 1997

                                                         INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                      --------------------------------------------------------     VALUE AT ASSUMED
                                        NUMBER OF      % OF TOTAL                               ANNUAL RATES OF STOCK
                                       SECURITIES      OPTION/SARS                              PRICE APPRECIATION FOR
                                       UNDERLYING      GRANTED TO     EXERCISE OR                   OPTION TERM(1)
                                      OPTIONS/SARS    EMPLOYEES IN    BASE PRICE/  EXPIRATION   ----------------------
                NAME                   GRANTED (#)     FISCAL YEAR       SHARE        DATE          5%         10%
Robert E. Lund......................       --              --             --           --           --          --
Robert Foley, Jr....................       --              --             --           --           --          --
Robert C. Bowers....................       --              --             --           --           --          --
Dr. William H. Graves(2)............      100,000           15.58%     $    2.75     11/01/04   $  111,953  $  260,897

------------------------------

(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Common Stock.

(2) The options were granted on November 1, 1997 pursuant to the Company's 1996 Stock Option Plan (at the fair market value as determined by the Board of Directors at the time of the grant). Dr. Graves' options vest in equal installments on the first four anniversaries of the grant date.

    The following table provides information regarding unexercised stock options held as of December 31, 1997 by each of the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers during fiscal year 1997.

                     AGGREGATED 1997 YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                                YEAR-END(#)                YEAR-END($)(1)
                                                         --------------------------  ---------------------------
                         NAME                            EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
Robert E. Lund(2)......................................      --            --             --            --
Robert Foley, Jr.......................................     383,500       250,500    $  1,204,858   $   662,572
Robert C. Bowers.......................................      --            --             --            --
Dr. William H. Graves..................................      --           100,000         --            102,000

------------------------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of the securities underlying the option as of December 31, 1997 and the exercise price of the applicable Named Executive Officer's options.

(2) Mr. Lund became Chairman and Chief Executive Officer of the Company on May 1, 1998 and on such date received options to purchase 360,000 shares of Common Stock at an exercise price of $4.00 per share. See "Employment Related Agreements" and "Employee Benefit Plans".

EMPLOYEE BENEFIT PLANS

    1996 STOCK OPTION PLAN

    In 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Stock Option Plan"). The 1996 Stock Option Plan is designed to enhance the long-term profitability and stockholder value of the Company by aligning the interests of selected directors, officers, employees and consultants with the Company's performance targets.

    The 1996 Stock Option Plan is administered by the Board of Directors, which has exclusive authority to grant awards under the 1996 Stock Option Plan and to make all interpretations and determinations affecting the 1996 Stock Option Plan. The Board of Directors has the sole discretion, for example, to determine the individuals to be granted options, the number of shares of Common Stock to be subject to each option granted, the exercise price of each option, the conditions with respect to vesting and exercisability of options and all other conditions of any grant of options under the 1996 Stock Option Plan. The Board of Directors may delegate all or any portion of the authority granted to it under the 1996 Stock Option Plan to a committee appointed by the Board of Directors. Following the Offering, the 1996 Stock Option Plan provides that the 1996 Stock Option Plan will be administered by a committee consisting of at least two "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act.

    Participation in the 1996 Stock Option Plan is limited to directors, officers, employees and consultants of the Company who are selected from time to time by the Board of Directors or by a committee appointed by the Board of Directors. Awards under the 1996 Stock Option Plan may be in the form of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code.

    The Company has reserved an aggregate of 2,200,000 shares of Common Stock for issuance under the 1996 Stock Option Plan. As of June 30, 1998, options to purchase 1,850,404 shares of Common Stock were outstanding and 298,360 shares are reserved for issuance under the 1996 Stock Option Plan.

    PERFORMANCE INCENTIVE PLAN

    In each of 1996, 1997 and 1998, the Company established an annual performance incentive plan pursuant to which all employees of the Company were made eligible to be paid a bonus based on individual performance and the Company's results of operations for such fiscal year. The Company currently anticipates establishing a performance incentive plan in 1999. The Compensation Committee approves levels of allocations of the bonus pool among employee groups and cash bonuses, if any, are paid following the Company's annual audit. In 1997, the Company contributed $485,000 for payment under the 1997 performance incentive plan.

EMPLOYMENT RELATED AGREEMENTS

    The Company entered into an employment agreement with Robert E. Lund in May 1998 that provides for an annual base salary of $220,000, as subsequently increased by the Board of Directors, and for participation in incentive plan and benefit packages generally available to other officers of the Company. In connection with his employment, Mr. Lund purchased 65,000 shares of Common Stock at a purchase price of $4.00 per share, and was granted 360,000 fully-vested options under the 1996 Stock Option Plan at an exercise price of $4.00 per share. The options are subject to certain call rights held by the Company. See
Note 11 of Notes to the Financial Statements. Under the agreement, in the event that an acquiring company terminates Mr. Lund's employment with the Company after the second anniversary of Mr. Lund's employment with the Company or within six months following a "fundamental change" or a "stock sale" (each as defined in the agreement), Mr. Lund is entitled to a severance payment in the amount of one-half his then-annual base salary.

    The Company entered into an employment agreement with Dr. William H. Graves in November 1997 that provides for an annual base salary of $200,000 and for participation in certain incentive plan and benefit packages generally available to other officers of the Company. Dr. Graves was also granted the right to receive incentive compensation not in excess of $50,000 per year payable annually in arrears based on the Company's achievement of certain performance goals and objectives and options under the 1996 Stock Option Plan to purchase an aggregate of 100,000 shares at an exercise price of $2.75 per share. The agreement further provides for the payment of a one-time bonus in the amount of $250,000 upon the consummation of an initial underwritten public offering of common stock of the Company. Dr. Graves is also entitled to receive a lump sum cash payment equal to seventy-five percent of his then-annual salary if the Company terminates his employment without cause.

                              CERTAIN TRANSACTIONS

AGREEMENT WITH EXECUTIVE OFFICER AND DIRECTOR

    In connection with the Recapitalization, the Company entered into an agreement with Robert Foley, Jr. in April, 1996, pursuant to which the Company has agreed to pay Mr. Foley a bonus of $500,000 upon the occurrence of the Company's first underwritten public offering of its capital stock, so long as Mr. Foley has been continuously employed with the Company through the date of such Offering. In addition, Mr. Foley agreed to certain restrictive covenants including certain non-compete and confidentiality covenants to be effective during the two-year period following the termination of his employment with the Company. The Company also granted Mr. Foley certain put rights with respect to his options to purchase 300,000 shares of Common Stock. The put rights expire upon the completion of the Offering. See Note 7 of Notes to Financial Statements.

AGREEMENT WITH FORMER DIRECTOR

    The Company entered into an agreement with Claire Reid in May 1997 pursuant to which Ms. Reid terminated her employment as Vice Chairman and resigned as a Director of the Company. The agreement, which provides that Ms. Reid shall be entitled to a bonus in the amount of $475,000 upon the closing of an initial public offering by the Company, modified the terms of an earlier agreement between Ms. Reid and the Company entered into in connection with the Recapitalization. In addition, upon the request of Ms. Reid, the Company will use its "reasonable best efforts" to cause Ms. Reid's shares to be registered in any such Offering in accordance with the terms of the Registration Agreement. Ms. Reid has also agreed to be available to perform certain consulting services for the Company through December 31, 1998. Ms. Reid has agreed to certain non-compete covenants effective through December 31, 1998 and has been granted certain put rights by the Company with respect to 374,000 shares of Common Stock owned by Ms. Reid. The put rights expire upon the completion of the Offering. See Note 7 of Notes to Financial Statements.

RESEARCH INSTITUTE SERVICES AGREEMENT

    Pursuant to a Services Agreement dated February 15, 1998 by and between the Company and the Research Institute, the Company has agreed to provide to the Research Institute outsourcing, management and administrative services and to serve as liaison on behalf of the Research Institute with outside advisors, to the extent such services are specifically authorized by the President of the Research Institute. The Research Institute has agreed to reimburse the Company for its costs in providing such services to the Research Institute. The Research Institute has agreed to grant to the Company a perpetual, royalty-free, non-exclusive right to and license in all intellectual property developed by the Research Institute and a right to use the name of the Research Institute in its marketing efforts. The Research Institute has further agreed that, unless otherwise specifically authorized in writing by the Company, it will not license its intellectual property to any third party for use in a for-profit enterprise. The Services Agreement exempts the Company from liability to the Research Institute for damages arising in connection with the Company's failure to provide, or the misperformance of, any required services under the agreement. In addition, the Research Institute has agreed to indemnify the Company for any damages arising in connection with the Company's obligations under the Services Agreement, except to the extent arising out of the willful and intentional misconduct of the Company. The Services Agreement extends through February 15, 2008 and is thereafter automatically extended for one-year periods unless either party provides written notice of its desire to terminate. During the six months ended June 30, 1998, the Company provided approximately $225,000 in reimbursable services and costs to the Research Institute.

REGISTRATION AGREEMENT

    The Company and certain of its stockholders are parties to a Registration Agreement providing for the registration of certain shares of Common Stock in future periods. See "Shares Eligible for Future Sale--Registration Rights."

MANAGEMENT FEES

    Pursuant to the authorization of the Board of Directors, an entity controlled by two of the Company's directors, Messrs. King and Pigott, is paid an aggregate management fee of $25,000 per quarter for periods commencing April 1996. Such fees totalled $75,000, $100,000 and $50,000 in 1996, 1997 and the six
months ended June 30, 1998.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Prior to the consummation of the Offering, the Company expects to enter into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Restated Certificate of Incorporation and By-Laws.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, (iv) each Selling Stockholder and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by them.

                                                             SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                             OWNED PRIOR TO THE      NUMBER OF       OWNED AFTER THE
                                                                 OFFERING(1)          SHARES           OFFERING(1)
                                                           -----------------------     BEING     -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS                        NUMBER      PERCENT      OFFERED      NUMBER      PERCENT
DIRECTORS AND NAMED EXECUTIVE OFFICERS
  Robert E. Lund(2)......................................     433,995         6.4%
  Robert Foley, Jr.(3)...................................     467,000         6.8
  Robert C. Bowers.......................................     362,707         5.7
  Dr. William H. Graves..................................      --               *
  Dr. Marvin Wachman(4)..................................      14,440           *
  Dr. Robert H. Atwell(3)................................       5,220           *
  James E. Cowie(5)......................................   2,519,169        39.3
  Bernard Goldstein......................................      44,974           *
  Robert E. King(6)......................................   1,105,274        17.2
  Dr. Thurston E. Manning(3).............................       5,220           *
  Kenneth G. Pigott(7)...................................   1,112,470        17.3
  All Directors and Executive Officers as a group
    (consisting of 11 persons)...........................   6,070,469        83.6
5% STOCKHOLDERS
  Frontenac VI Limited Partnership.......................   2,519,169       39.25      375,000    2,144,169       23.32%
  Claire Reid(8).........................................     436,500        6.73      436,500       --           *
OTHER SELLING STOCKHOLDERS
  Chase Bank.............................................     274,912        4.11      274,912       --           *

------------------------
*   Represents less than one percent.

(1) Applicable percentage of ownership prior to the Offering is based upon 6,414,148 shares of Common Stock issued and outstanding. Applicable percentage of ownership after the Offering is based upon 9,189,060 shares issued and outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares shown as beneficially owned. Number of shares of Common Stock deemed beneficially owned by any person includes any shares of Common Stock issuable upon exercise of options held by such person exercisable within 60 days.

(2) Includes 360,000 shares issuable upon the exercise of options pursuant to the 1996 Stock Option Plan.

(3) Represents shares issuable upon the exercise of stock options.

(4) Includes 10,440 options issuable upon the exercise of options pursuant to the 1996 Stock Option Plan.

(5) Represents 2,519,169 shares held by Frontenac VI Limited Partnership. Mr. Cowie is a General Partner of Frontenac Company, which is the sole general partner of Frontenac VI Limited Partnership. As a result, Mr. Cowie may be deemed to have beneficial ownership of the shares held by Frontenac VI Limited Partnership.

(6) Includes 35,979 shares held by Flagg Creek Foundation, of which Mr. King is a director. Also includes certain shares held in trust for Mr. King's spouse and minor children, of which trusts Mr. King is a trustee. Mr. King disclaims beneficial ownership of all such attributed shares.

(7) Includes 21,587 shares owned by Mr. Pigott's spouse, 10,794 shares owned by a trust for the benefit of a minor child of Mr. Pigott and 10,794 shares owned by The Dearborn Foundation, of which Mr. Pigott is a director. Mr. Pigott disclaims beneficial ownership of all such attributed shares.

(8) Includes 62,500 shares issuable upon the exercise of options pursuant to the 1996 Stock Option Plan.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of the Offering, the authorized capital stock of the Company will consist of 32,500,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") and the Company will have outstanding 9,189,060 shares of Common Stock and no shares of Preferred Stock.

    As of June 30, 1998, and without giving effect to the Offering, there were 1,899,688 shares of Class A Voting Common Stock, 4,398,224 shares of Class A Voting Common Stock, 116,236 shares of Class B Common Stock and no shares of Class C Common Stock held by five, one, six and no stockholders of record, respectively. Upon the completion of the Offering, all outstanding shares of stock will be converted into Class C Common Stock, which shall thereafter be redesignated as a single class of Common Stock.

    The following discussion describes the Company's capital stock, the Restated Certificate of Incorporation and By-Laws as in effect upon completion of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the By-Laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors or by a committee duly appointed by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights.

    The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other fights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

WARRANTS

    In connection with the Recapitalization, the Company issued warrants to purchase 274,912 shares of Common Stock to Chase Bank at an exercise price of $0.4675 per share. Chase Bank has elected to participate as a Selling Stockholder in the Offering and will sell 274,912 shares of Common Stock representing all shares issuable upon the exercise of its warrant.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF
  INCORPORATION,
  BY-LAWS AND DELAWARE LAW

    Certain provisions of the Company's Restated Certificate of Incorporation and By-Laws could discourage potential acquisition proposals and could delay, defer or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors-- Certain Anti-Takeover Matters."

    CLASSIFIED BOARD OF DIRECTORS. The Company's Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. These provisions, when coupled with provisions of the Company's Restated Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

    SPECIAL MEETINGS OF STOCKHOLDERS. The Company's By-Laws provide that special meetings of stockholders may be called by the Chairman of the Board or the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors of the Company.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's By-Laws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 60 days nor more than 90 days prior to the scheduled meeting (or, if a special meeting, not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the special meeting was made). The By-Laws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

    NO ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS. The Company's Restated Certificate of Incorporation does not allow the stockholders of the Company to take action by written consent.

    ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to such plans will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date. the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    LIMITATION OF LIABILITY. As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

    INDEMNIFICATION. The Restated Certificate of Incorporation provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Restated Certificate of Incorporation also authorizes the Company to enter into one or more agreements with any person that provide for indemnification greater or different from that provided in the Restated Certificate of Incorporation. The Company has entered into indemnification agreements with all current members of the Board of Directors and executive officers. The Company believes that these provisions and agreements are desirable to attract and retain qualified directors and officers. Insofar as indemnification for liabilities arising the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time. Furthermore, since certain contractual and legal restrictions on resale described below restrict the ability of the Company and current shareholders of the Company from selling Common Stock, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this Offering, the Company will have outstanding an aggregate of 9,189,060 shares of Common Stock. Of these shares of Common Stock outstanding, the 3,700,000 shares of Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 5,489,060 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

    Each of the Company, its executive officers and directors, and certain stockholders of the Company (including the Selling Stockholders) has agreed that during the 180-day period after the date of this Prospectus, they will not, without prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the Common Stock offered hereby, except that the Company may issue shares upon the exercise of stock options granted prior to the date of the Offering, and may grant additional options under stock option and other employee compensation plans, provided that, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, such options shall not be exercisable during such period.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or person whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 91,800 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sales provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

REGISTRATION RIGHTS

    Pursuant to a Registration Rights Agreement dated April 11, 1996 (the "Registration Rights Agreement") by and among the Company, TSI Investment Company I, L.L.C., TSI Investment Company II, L.L.C., Chase Bank, Robert Foley, Jr. and Claire Reid (collectively, the "Investors"), the Company has granted certain "piggyback" registration rights (collectively, the "Registration Rights") with respect to the shares of Common Stock held by the Investors. Subject to certain conditions and limitations, the Registration Rights permit the Investors to include their shares of Common Stock in conjunction with a primary offering pursuant to a registration statement filed with the Commission or whenever the securities of the Company then issued and outstanding are to be registered under the Securities Act upon compliance with certain notice provisions set forth in the Registration Rights Agreement. The Company has retained the right to postpone or withdraw any piggyback registration without obligation or liability to any Investor. In general, the Company will bear expenses arising from exercise of the Registration Rights. In addition, the Company has further agreed to indemnify, to the fullest extent permitted by law, each Investor and certain of their affiliates against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                  UNDERWRITING

    Subject to the terms and conditions of an Underwriting Agreement, dated
            , 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BT Alex. Brown (collectively, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite their names below:

UNDERWRITERS                                                                 NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation........................
BT Alex. Brown.............................................................

                                                                             -----------------
    Total..................................................................       3,700,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

    The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $      per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $      per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 555,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholders) has agreed, subject to certain conditions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

    Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

    Application has been made to list the Common Stock on the Nasdaq National Market ("Nasdaq"). In order to meet the requirements for listing the Common Stock on Nasdaq, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

    Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members, if DLJ repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise or if DLJ receives a report that indicates that the clients of such syndicate members have "flipped" the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Winston & Strawn, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

    The balance sheets of the Company as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows of the Company for each of the two years in the period ended December 31, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

    The statements of operations, stockholders' equity (deficit), and cash flows of the Company for the year ended December 31, 1995, included in this Prospectus have been audited by Zweig, Ramick &
Associates, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

    At a meeting of the Board of Directors of the Company held on May 20, 1996, the Board of Directors determined to engage Deloitte & Touche LLP as independent accountants. Deloitte & Touche LLP was formally engaged on February 3, 1997.

    Zweig, Ramick and Associates had been engaged to audit the Company's financial statements for the twelve months ended December 31, 1994 and 1995. Zweig, Ramick and Associates' reports on the Company's financial statements for those years do not contain an adverse opinion or a disclaimer of opinion, and such reports are not qualified or modified as to uncertainty, audit scope or accounting principles. During those two years, there were no disagreements with Zweig, Ramick and Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Zweig, Ramick and Associates, would have caused it to make reference thereto in such reports nor were there any reportable events during those two years required to be disclosed. In accordance with the rules of the Securities and Exchange Commission (the "Commission"), Zweig, Ramick and Associates has reviewed and concurred with the above discussion. A copy of Zweig, Ramick and Associates' letter is filed as an exhibit to the registration statement of which the Prospectus is a part.

    Prior to being engaged as its principal accountant, Deloitte & Touche LLP did not consult with the Company as to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. In addition, Deloitte & Touche LLP did not consult with the Company as to any matter that was either the subject of a disagreement or a reportable event as defined in the Commission's rules.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 540 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates and, in certain cases, by accessing the Commission's World Wide Web site at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Registration Statement can also be inspected by accessing the Commission's World Wide Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Reports.........................................................        F-2

Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited).........        F-4

Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and for
  the six months ended June 30, 1997 and 1998 (unaudited).............................        F-5

Statements of Stockholders' Equity for the years ended December 31, 1995, 1996 and
  1997 and for the six months ended June 30, 1998 (unaudited).........................        F-6

Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for
  the six months ended June 30, 1997 and 1998 (unaudited).............................        F-7

Notes to Financial Statements.........................................................        F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of COLLEGIS, Inc.:

We have audited the accompanying balance sheets of COLLEGIS, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of COLLEGIS, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Chicago, Illinois
February 20, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of COLLEGIS, Inc.:

We have audited the accompanying statements of operations, stockholders' equity, and cash flows of COLLEGIS, Inc. (formerly Technology Specialists, Inc.) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders' equity, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, stockholders' equity, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, stockholders' equity, and cash flows. We believe that our audit of the statements of operations, stockholders' equity, and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders' equity, and cash flows referred to above present fairly, in all material respects, the results of the operations, stockholders' equity, and the cash flows of COLLEGIS, Inc. (formerly Technology Specialists, Inc.) for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

Zweig, Ramick & Associates
Philadelphia, Pennsylvania
January 23, 1996

                                 COLLEGIS, INC.

                                 BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    DECEMBER 31,        JUNE 30,
                                                                               ----------------------  -----------
                                                                                  1996        1997        1998
                                                                                                       (UNAUDITED)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..................................................  $    2,614  $    3,568   $   1,293
  Cash collateral deposit....................................................       1,500
  Accounts receivable........................................................       1,447       2,337       3,086
  Unbilled receivables on contracts..........................................         179         749       2,704
  Prepaid expenses and other current assets..................................         231         400         582
  Deferred income taxes--current.............................................         392         186          53
                                                                               ----------  ----------  -----------
      Total current assets...................................................       6,363       7,240       7,718
PROPERTY AND EQUIPMENT--Net..................................................         122         649         806
OTHER ASSETS.................................................................         290         168         220
DEFERRED INCOME TAXES........................................................         203         200         958
                                                                               ----------  ----------  -----------
      TOTAL ASSETS...........................................................  $    6,978  $    8,257   $   9,702
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current portion of long-term debt..........................................  $      762  $      850   $   1,050
  Accounts payable...........................................................          45         113          25
  Deferred revenue...........................................................       1,798       1,746       1,322
  Other current liabilities..................................................       1,061       1,738       1,561
  Income taxes currently payable.............................................          36
                                                                               ----------  ----------  -----------
      Total current liabilities..............................................       3,702       4,447       3,958
LONG-TERM DEBT--Net of unamortized discount of $611 at December 31, 1996 and
  $0 at December 31, 1997 and June 30, 1998..................................       8,326       8,150       7,525
COMMITMENTS AND CONTINGENCIES (Note 13)
REDEEMABLE COMMON STOCK--$.01 par value; 374,000 shares issued and
  outstanding, at redemption value...........................................         913         913         913

STOCKHOLDERS' DEFICIT:
Common stock; par value $.01; authorized, 32,000,000 shares at December 31,
  1996 and 1997, 32,500,000 shares at June 30, 1998; issued and outstanding,
  5,923,912 shares at December 31, 1996, 5,939,412 shares at December 31,
  1997, 6,040,148 shares at June 30, 1998....................................          59          59          60
Additional paid-in capital...................................................      11,722      11,748      14,566
Warrants.....................................................................         735         404         404
Treasury stock-at cost.......................................................     (18,943)    (18,943)    (18,943)
Retained earnings............................................................         464       1,479       1,219
                                                                               ----------  ----------  -----------
      Total stockholders' deficit............................................      (5,963)     (5,253)     (2,694)
                                                                               ----------  ----------  -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT............................  $    6,978  $    8,257   $   9,702
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                       See Notes to Financial Statements

                                 COLLEGIS, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                JUNE 30,
                                                   -------------------------------  ----------------------------
                                                     1995       1996       1997         1997           1998
                                                                                            (UNAUDITED)
SERVICE REVENUE..................................  $   9,708  $  15,226  $  22,808    $  10,240      $  15,858
OPERATING EXPENSES:
  Cost of services...............................      5,632      8,828     13,072        5,834          9,027
  Selling, general and administrative expenses...      2,317      3,545      6,002        2,691          4,376
  Depreciation and amortization..................         40        104        153           68             91
  Special compensation expense...................                                                        2,474
  Relocation costs...............................                   613        488          488
  Recapitalization expense.......................                 1,587
                                                   ---------  ---------  ---------  -------------  -------------
      Total operating expenses...................      7,989     14,677     19,715        9,081         15,968
                                                   ---------  ---------  ---------  -------------  -------------
OPERATING INCOME (LOSS)..........................      1,719        549      3,093        1,159           (110)
INTEREST EXPENSE.................................                  (787)    (1,012)        (536)          (391)
INTEREST INCOME..................................        124        131        143           79             71
                                                   ---------  ---------  ---------  -------------  -------------
INCOME (LOSS) BEFORE INCOME TAXES................      1,843       (107)     2,224          702           (430)
INCOME TAX (EXPENSE) BENEFIT.....................         67        571       (938)        (324)           170
                                                   ---------  ---------  ---------  -------------  -------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..........      1,910        464      1,286          378           (260)
LOSS ON EARLY EXTINGUISHMENT OF DEBT-- NET OF
  INCOME TAX BENEFIT OF $180.....................                             (271)
                                                   ---------  ---------  ---------  -------------  -------------
NET INCOME (LOSS)................................  $   1,910  $     464  $   1,015    $     378      $    (260)
                                                   ---------  ---------  ---------  -------------  -------------
                                                   ---------  ---------  ---------  -------------  -------------
EARNINGS PER SHARE--BASIC
  Income (Loss) Before Extraordinary Item........  $    0.33  $    0.08  $    0.20    $    0.06      $   (0.04)
  Extraordinary Loss.............................                            (0.04)
                                                   ---------  ---------  ---------  -------------  -------------
  Net Income (Loss)..............................  $    0.33  $    0.08  $    0.16    $    0.06      $   (0.04)
                                                   ---------  ---------  ---------  -------------  -------------
                                                   ---------  ---------  ---------  -------------  -------------
EARNINGS PER SHARE--DILUTED
  Income (Loss) Before Extraordinary Item........  $    0.31  $    0.07  $    0.18    $    0.05      $   (0.04)
  Extraordinary Loss.............................                            (0.04)
                                                   ---------  ---------  ---------  -------------  -------------
  Net Income (Loss)..............................  $    0.31  $    0.07  $    0.14    $    0.05      $   (0.04)
                                                   ---------  ---------  ---------  -------------  -------------
                                                   ---------  ---------  ---------  -------------  -------------
PRO FORMA NET INCOME DATA (UNAUDITED)
  Income (Loss) Before Income Taxes, as
    reported.....................................  $   1,843  $    (107)
  Pro Forma Income Tax (Expense) Benefit.........       (765)        44
                                                   ---------  ---------
  Pro Forma Net Income (Loss)....................  $   1,078  $     (63)
                                                   ---------  ---------
                                                   ---------  ---------
PRO FORMA EARNINGS PER SHARE (UNAUDITED)
  Basic..........................................  $    0.19  $   (0.01)
                                                   ---------  ---------
                                                   ---------  ---------
  Diluted........................................  $    0.18  $   (0.01)
                                                   ---------  ---------
                                                   ---------  ---------
WEIGHTED AVERAGE SHARES
  Basic..........................................    5,819.5    6,049.8    6,304.4      6,298.6        6,316.3
  Diluted........................................    6,104.1    6,537.0    7,014.7      7,021.2        6,316.3
PRO FORMA WEIGHTED AVERAGE SHARES
  Basic..........................................    5,819.5    6,049.8
  Diluted........................................    6,104.1    6,049.8

                       See Notes to Financial Statements.

                                 COLLEGIS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      COMMON STOCK       ADDITIONAL                   TREASURY STOCK
                                 ----------------------    PAID-IN                 --------------------   RETAINED
                                  SHARES      AMOUNT       CAPITAL     WARRANTS     SHARES      COST      EARNINGS
BALANCE, JANUARY 1, 1995.......  5,743,192   $     144    $   1,323                                       $     425
Exercise of stock options......    228,960           5           55
S Corporation dividend declared
  and paid on common stock
  ($.18 per share).............                                                                              (1,062)
Net income.....................                                                                               1,910
                                 ---------       -----   -----------       -----   ---------  ---------  -----------
BALANCE, DECEMBER 31, 1995.....  5,972,152         149        1,378                                           1,273
Exercise of stock options......     51,000           1           11
Cash dividend declared and paid
  on common stock ($.27 per
  share).......................                                                                              (1,603)
Reclassification of
  undistributed accumulated
  losses to additional paid-in
  capital upon termination of S
  Corporation election.........                                (330)                                            330
Conversion of common stock in
  connection with
  recapitalization.............                    (89)          89
Issuance of common stock.......  5,911,912          16       11,483
Repurchase of common stock.....  (5,637,152)        (14)                           5,637,152  $ (18,943)
Issuance of stock warrants.....                                        $     735
Reclassification of redeemable
  common stock.................   (374,000)         (4)        (909)
Net income.....................                                                                                 464
                                 ---------       -----   -----------       -----   ---------  ---------  -----------
BALANCE, DECEMBER 31, 1996.....  5,923,912          59       11,722          735   5,637,152    (18,943)        464
Exercise of stock options......     15,500                       18
Income tax benefit on exercised
  options......................                                   8
Adjustment for unissued
  warrants forfeited upon early
  extinguishment of debt.......                                             (331)
Net income.....................                                                                               1,015
                                 ---------       -----   -----------       -----   ---------  ---------  -----------
BALANCE, DECEMBER 31, 1997.....  5,939,412          59       11,748          404   5,637,152    (18,943)      1,479
Exercise of stock options
  (unaudited)..................     35,736                       52
Issuance of stock
  (unaudited)..................     65,000           1          259
Income tax benefit on exercised
  options (unaudited)..........                                  33
Special compensation expense
  recognized upon issuance of
  stock and options
  (unaudited)..................                               2,474
Net loss (unaudited)...........                                                                                (260)
                                 ---------       -----   -----------       -----   ---------  ---------  -----------
BALANCE, JUNE 30, 1998
  (UNAUDITED)..................  6,040,148   $      60    $  14,566    $     404   5,637,152  $ (18,943)  $   1,219
                                 ---------       -----   -----------       -----   ---------  ---------  -----------
                                 ---------       -----   -----------       -----   ---------  ---------  -----------

                                      TOTAL
                                     EQUITY
                                    (DEFICIT)
BALANCE, JANUARY 1, 1995.......     $   1,892
Exercise of stock options......            60
S Corporation dividend declared
  and paid on common stock
  ($.18 per share).............        (1,062)
Net income.....................         1,910
                                      -------
BALANCE, DECEMBER 31, 1995.....         2,800
Exercise of stock options......            12
Cash dividend declared and paid
  on common stock ($.27 per
  share).......................        (1,603)
Reclassification of
  undistributed accumulated
  losses to additional paid-in
  capital upon termination of S
  Corporation election.........
Conversion of common stock in
  connection with
  recapitalization.............
Issuance of common stock.......        11,499
Repurchase of common stock.....       (18,957)
Issuance of stock warrants.....           735
Reclassification of redeemable
  common stock.................          (913)
Net income.....................           464
                                      -------
BALANCE, DECEMBER 31, 1996.....        (5,963)
Exercise of stock options......            18
Income tax benefit on exercised
  options......................             8
Adjustment for unissued
  warrants forfeited upon early
  extinguishment of debt.......          (331)
Net income.....................         1,015
                                      -------
BALANCE, DECEMBER 31, 1997.....        (5,253)
Exercise of stock options
  (unaudited)..................            52
Issuance of stock
  (unaudited)..................           260
Income tax benefit on exercised
  options (unaudited)..........            33
Special compensation expense
  recognized upon issuance of
  stock and options
  (unaudited)..................         2,474
Net loss (unaudited)...........          (260)
                                      -------
BALANCE, JUNE 30, 1998
  (UNAUDITED)..................     $  (2,694)
                                      -------
                                      -------

                       See Notes to Financial Statements.

                                 COLLEGIS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,            JUNE 30,
                                                            -------------------------------  --------------------
                                                              1995       1996       1997       1997       1998
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $   1,910  $     464  $   1,015  $     378  $    (260)
  Adjustments to reconcile net income (loss) to net cash
    from operating activities:
    Depreciation and amortization.........................         41        104        153         68         91
    Amortization of discount on long-term debt............                   124        110         87
    Extraordinary loss on early extinguishment of debt -
      gross...............................................                              451
    Special compensation expense recognized upon issuance
      of stock and options................................                                                  2,474
    Provision for deferred income taxes...................       (342)      (595)       209         50       (625)
    Changes in:
      Accounts receivable and unbilled receivables on
        contracts.........................................        452       (963)    (1,460)    (1,107)    (2,704)
      Prepaid expenses and other assets...................        222        (83)      (286)       (67)      (234)
      Accounts payable and accrued expenses...............         84        932        745        197       (265)
      Deferred revenue....................................        300      1,206        (52)    (1,214)      (424)
      Income taxes payable................................         63        (27)       (36)       128
                                                            ---------  ---------  ---------  ---------  ---------
        Net cash flows from operating activities..........      2,730      1,162        849     (1,480)    (1,947)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................        (51)      (103)      (629)      (297)      (248)
                                                            ---------  ---------  ---------  ---------  ---------
        Net cash flows from investing activities..........        (51)      (103)      (629)      (297)      (248)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the issuance of long-term debt (net of
      debt issuance costs)................................                 8,897      9,409
    Repayments of long-term debt..........................                  (300)   (10,200)      (387)      (425)
    Cash collateral deposit...............................                (1,500)     1,500      1,500
    Proceeds from the issuance of stock...................                11,499                              260
    Repurchase of stock...................................               (18,957)
    Exercise of stock options (inclusive of income tax
      benefit)............................................         60         13         25                    85
    Proceeds from issuance of warrants....................                   735
    Cash dividends paid...................................     (1,062)    (1,558)
                                                            ---------  ---------  ---------  ---------  ---------
        Net cash flows from financing activities..........     (1,002)    (1,171)       734      1,113        (80)
                                                            ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      1,677       (112)       954       (664)    (2,275)
CASH AND CASH EQUIVALENTS, JANUARY 1......................      1,049      2,726      2,614      2,614      3,568
                                                            ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $   2,726  $   2,614  $   3,568  $   1,950  $   1,293
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest..................................             $     664  $     789  $     536  $     551
  Cash paid for income taxes..............................  $       2         52        722        146        342

                       See Notes to Financial Statements.

                                 COLLEGIS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--COLLEGIS, Inc. (the "Company") is a nationwide provider of information technology ("IT") enterprise solutions and services to clients in the higher education marketplace. The Company provides services in areas that include operational and financial IT services, networking and Internet services, and instructional technology services. These services are normally bundled into a multi-year contract with lengths ranging from three to ten years.

    ORGANIZATION--Formerly, the Company was organized as a corporation under the laws of the Commonwealth of Pennsylvania. On April 11, 1996, the Company completed a recapitalization transaction (the "Recapitalization"--see Note 4) and, on May 23, 1996, the Company reincorporated in the State of Delaware. Coincident with the reincorporation, the Company effected a stock split (the "Stock Split") whereby existing shareholders received four shares of common stock for each share of common stock held at that date. Additionally, all outstanding options to purchase shares of the Company's common stock were adjusted at that date for the effect of the Stock Split. All applicable share amounts and per share prices have been adjusted for the effect of the Stock Split.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION--Substantially all of the Company's revenues are generated under long-term, fixed-priced contracts. Revenues are recognized as services are provided in accordance with the percentage of completion method. Changes in project conditions, performance and profitability may result in revisions to costs and revenues and are recognized in the period in which such revisions are determined. Service revenue excludes reimbursable expenses charged to the client. Billings are based on payment schedules that may differ from the timing of revenue recognition. These differences are reflected in the balance sheets as either unbilled receivables on contracts or deferred revenue.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist primarily of amounts held in demand deposit accounts and amounts in highly liquid time deposit instruments having an original maturity of three months or less, and are recorded at cost which approximates fair value.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets under the straight-line method. The estimated useful lives range from three to seven years.

    INCOME TAXES--The provision for income taxes is calculated under the liability method pursuant to Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are recorded based on the difference, if any, between the financial statement and tax bases of assets and liabilities at the enacted tax rates.

    Effective April 11, 1996, as a result of the Recapitalization (see Note 4), the Company's federal tax status changed to a C Corporation. Prior to that date, beginning January 1, 1995, the Company's federal

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tax status was an S Corporation. As an S Corporation, the Company did not incur or pay federal and certain state corporation income taxes on its taxable income. Instead, shareholders were liable for individual federal and certain state income taxes, as applicable, on their proportionate share of the Company's taxable income. Upon termination of the S Corporation election on April 11, 1996 undistributed accumulated losses of $330 were reclassified to additional paid-in capital. (See Note 3).

    EARNINGS PER SHARE--Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of dilutive potential common shares outstanding. The following summarizes the effects of dilutive securities for the periods in arriving at diluted earnings per share (in thousands):

                                                                                          SIX MONTHS ENDED JUNE
                                                           YEARS ENDED DECEMBER 31,                30,
                                                        -------------------------------  ------------------------
                                                          1995       1996       1997        1997         1998
                                                                                               (UNAUDITED)
Weighted average common shares--basic.................    5,819.5    6,049.8    6,304.4     6,298.6      6,316.3
Impact of dilutive securities:
  Options.............................................      284.6      224.1      455.1       452.3        603.5
  Written put options.................................                  97.7
  Warrants and contingent warrants....................                 165.4      255.2       270.3        185.6
                                                        ---------  ---------  ---------  -----------  -----------
Weighted average common shares--diluted...............    6,104.1    6,537.0    7,014.7     7,021.2      7,105.4
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

    The effects of potentially dilutive securities on earnings per share for the years ended December 31, 1996 (pro forma) and six months ended June 30, 1998 have been ignored as their impact would have been antidilutive.

    RECLASSIFICATIONS--Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

2.  INTERIM AND PRO FORMA INFORMATION

    INTERIM FINANCIAL DATA--The financial statements and related notes thereto as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited. In the opinion of management, such information reflects all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the financial position at such date and the results of operations and cash flows for the periods indicated. Results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

    PRO FORMA ADJUSTMENTS--As discussed in Note 1, for the period January 1, 1995 to April 11, 1996 the Company was treated as an S Corporation for federal income tax purposes. The Company was not subject to federal income taxes during 1995 and for a portion of 1996. Upon the termination of its S Corporation election in April of 1996, the Company recognized a deferred tax benefit of approximately $271 related to the initial recording of deferred tax assets and liabilities. The objective of the pro forma financial information is to show what the significant effects on the historical financial information might have been

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. INTERIM AND PRO FORMA INFORMATION (CONTINUED) had the Company not been treated as an S Corporation during 1995 and the portion of 1996. The pro forma adjustments reflect a provision for income taxes at an effective rate of 41.5% in 1995 and 41.0% in 1996.

3.  STOCKHOLDERS' EQUITY

    On April 10, 1996 and May 21, 1998, stockholders authorized amendments to the Company's Articles of Incorporation that provided for changes to its capital structure and the creation of four classes of common stock. The following summarizes the number of common shares authorized for each class at:

                                                                                 DECEMBER 31,
                                                                          --------------------------    JUNE 30,
                                                                              1996          1997          1998
                                                                                                      (UNAUDITED)
Series A Voting Common Stock (par value, $.01)..........................    10,000,000    10,000,000    10,000,000
Series A Non-Voting Common Stock (par value, $.01)......................    10,000,000    10,000,000    10,000,000
Series B Common Stock (par value, $.01).................................     2,000,000     2,000,000     2,500,000
Series C Common Stock (par value, $.01).................................    10,000,000    10,000,000    10,000,000
                                                                          ------------  ------------  ------------
Total shares authorized.................................................    32,000,000    32,000,000    32,500,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The following summarizes the number of shares issued and outstanding for each class, including the 374,000 shares of Series A Voting Common Stock classified as Redeemable Common Stock in the balance sheets, at:

                                                                                 DECEMBER 31,
                                                                          --------------------------    JUNE 30,
                                                                              1996          1997          1998
                                                                                                      (UNAUDITED)
Series A Voting Common Stock (par value, $.01)..........................     1,899,688     1,899,688     1,899,688
Series A Non-Voting Common Stock (par value, $.01)......................     4,398,224     4,398,224     4,398,224
Series B Common Stock (par value, $.01).................................                      15,500       116,236
Series C Common Stock (par value, $.01).................................
                                                                          ------------  ------------  ------------
Total shares issued and outstanding.....................................     6,297,912     6,313,412     6,414,148
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    SERIES A VOTING AND NON-VOTING COMMON STOCK--Each share of the Series A Voting Common Stock ("Series A Voting") entitles the holder to one vote on each matter submitted to a vote of stockholders. Holders of Series A Voting and Series C Common Stock ("Series C") will vote together and not as separate classes. Series A Voting and Series A Non-Voting Common Stock (collectively, "Series A") are senior to the Series B Common Stock ("Series B") and Series C with respect to dividend and liquidation preferences. In the event of a liquidation of the Company, out of the assets of the Company available for distribution to stockholders, holders of Series A are entitled to receive $1.94 per share plus any declared or unpaid dividends. If upon liquidation the assets to be distributed to holders of Series A is insufficient to fulfill payment of the preferential amount, available assets of the Company will be distributed ratably

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3.  STOCKHOLDERS' EQUITY (CONTINUED)
among holders of Series A. The total liquidation preference to holders of Series A shares was $12,218 at December 31, 1996 and 1997 and June 30, 1998.

    SERIES B COMMON STOCK--Holders of Series B are not entitled to voting rights. In the event of a liquidation of the Company, holders of Series B Common Stock shall be entitled to receive $1.125 per share of any assets available after preferential distribution to holders of Series A. If the amount of assets available after preferential distribution to holders of Series A is insufficient to fulfill payment of the preferential amount, the available assets will be distributed ratably among holders of Series B. The total liquidation preference to holders of Series B shares were $17 and $131 at December 31, 1997 and June 30, 1998, respectively.

    SERIES C COMMON STOCK--Each share of the Series C Common Stock ("Series C") entitles the holder to one vote on each matter submitted to a vote of stockholders. In the event of a liquidation of the Company, any remaining assets available for distribution to stockholders after preferential payments to holders of Series A and Series B will be distributed ratably to holders of Series A, Series B and Series C. Upon the closing of an initial public offering of Series C, each share of the Series A and Series B will be automatically converted into one share of Series C, which shall thereafter be redesignated a single class of Common Stock.

4.  RECAPITALIZATION

    As part of the Recapitalization, each outstanding common share of the Company was converted into one share of Series A Voting and all outstanding options became exercisable for shares of Series A Voting. This conversion resulted in a reclassification from common stock par to additional paid-in capital of $89.

    On April 11, 1996, the Company completed the Recapitalization whereby 1,513,688 shares of Series A Voting and 4,398,224 shares of Series A Non-Voting were issued to investors previously unrelated to the Company. Proceeds of approximately $11,500 from the stock issuance, along with the net proceeds of approximately $9,632 from the issuance of debt and warrants (see Notes 5 and 6), were used to redeem 93.5% of the Company's common stock held by existing shareholders at that date, to terminate certain outstanding options to purchase shares of the Company's common stock and to pay transaction-related expenses ("Recapitalization Expenses"). Immediately after the Recapitalization, previous shareholders held 20.3% of the outstanding voting common stock of the Company. The shares purchased from previous shareholders are classified as treasury stock in the balance sheet at cost.

    Recapitalization Expenses of $1,587 include approximately $600 of cash bonuses paid to certain key executives and approximately $766 used to terminate certain outstanding options to purchase shares of the Company's common stock (see Note 11). The balance of Recapitalization Expenses includes certain legal, accounting and other miscellaneous expenses.

5.  LONG-TERM DEBT

    In September 1997, the Company refinanced approximately $9,500 of outstanding term debt and interest (the "Refinancing") with a new lender (the "New Lender") pursuant to a new revolving credit

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  LONG-TERM DEBT (CONTINUED)
agreement (the "New Credit Agreement"). The New Credit Agreement provides for maximum borrowings of up to $9,500, reduced quarterly through scheduled principal and commitment reductions, as defined; calls for additional mandatory principal reductions beginning in 1999 in the event the Company has excess cash flows, as defined; and expires December 31, 2003. Borrowings under the New Credit Agreement bear interest at either the prime rate plus a variable spread (as defined in the New Credit Agreement, 9.0% at December 31, 1997 and 9.0% at June 30, 1998 (unaudited)) or LIBOR plus a variable spread (as defined in the New Credit Agreement, 8.4% at December 31, 1997 and 8.2% at June 30, 1998 (unaudited)) at the option of the Company. Interest is payable quarterly. At December 31, 1997 and June 30, 1998, the Company had $2,000 and $1,575 (unaudited) designated as prime borrowings and $7,000 and $7,000 (unaudited) designated as LIBOR borrowings, respectively. Borrowings under the New Credit Agreement are secured by substantially all of the assets of the Company. Finally, the New Credit Agreement restricts dividends without the prior written consent of the New Lender, makes the Company subject to certain covenants and requires the Company to maintain certain financial ratios. At December 31, 1997, the Company was in compliance with all covenants and ratios contained in the New Credit Agreement. At June 30, 1998, the company was in compliance with all covenants and ratios contained in the New Credit Agreement, after taking into account the receipt in July 1998 of a waiver relating to covenants and ratios impacted by the special compensation expense.

    Debt issuance costs of approximately $91 incurred in connection with the New Credit Agreement have been capitalized and are reflected in the balance sheet at December 31, 1997 and June 30, 1998 as Prepaid Expenses and Other Assets and are net of accumulated amortization of approximately $6 and $13 (unaudited), respectively.

    At December 31, 1996, long-term debt consisted of a term note (the "Term Note") issued pursuant to a credit agreement entered into by the Company with a lender (the "Old Lender") in connection with the Recapitalization (the "Old Credit Agreement"). The Term Note was paid in full and the Old Credit Agreement was terminated in connection with the Refinancing in September 1997. The Term Note was issued with a face amount of $10,000 and bore interest at prime plus 1% (9.25% at December 31, 1996). Principal and interest were payable in quarterly installments through April 11, 2002, with mandatory accelerated principal payments to commence during 1998 in the event the Company had excess cash flows, as defined.

    The Old Credit Agreement also provided for a Revolving Credit Facility (the "Revolving Facility") for maximum borrowings of up to $1,000. The Revolving Facility was to expire on April 11, 2002 and bore interest at prime plus 1% (9.25% at December 31, 1996). The Company paid a quarterly commitment fee at the rate of 1/2 of 1% per annum on the average daily unused amount of the Revolving Facility. No borrowings under the Revolving Facility were made during 1996 or 1997.

    The Old Credit Agreement also required that the Company maintain cash balances of $1,500 as collateral until certain leverage and interest coverage ratios were met. This amount is classified as cash collateral deposit in the balance sheet at December 31, 1996.

    Debt issuance costs of approximately $368 incurred in connection with the Old Credit Agreement were capitalized and are reflected in the balance sheet at December 31, 1996 as Prepaid Expenses and

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  LONG-TERM DEBT (CONTINUED)
Other Assets and are net of accumulated amortization of approximately $41. The Refinancing resulted in an extraordinary loss for the early extinguishment of debt, due principally to the write-off of approximately $280 of unamortized debt issuance costs related to the Old Credit Agreement and the write-off of unamortized discount related to warrants (see Note 6).

    The following summarizes the annual maturities of long-term debt for years subsequent to 1997:

Year ending December 31:
  1998..............................................................  $     850
  1999..............................................................      1,250
  2000..............................................................      1,600
  2001..............................................................      1,750
  2002..............................................................      1,750
  Thereafter........................................................      1,800
                                                                      ---------
Total...............................................................  $   9,000
                                                                      ---------
                                                                      ---------

6.  WARRANTS

    Concurrent with entering into the Old Credit Agreement, the Company issued warrants to the Old Lender to purchase 274,912 shares of the Series A Non-Voting Common Stock at a price of $0.47 per share. On January 1, 1998, 1999 and 2000, additional warrants to purchase 72,358, 73,684 and 75,472 shares, respectively, were to be issued to the Old Lender with an exercise price of $0.47 per share. Approximately $735 of the debt proceeds were allocated to the warrants (both issued and unissued) based on the relative fair values of the warrants and the debt at the date of issuance. This amount was recorded as contributed capital with a corresponding discount recorded on the Term Note. The discount was being amortized to interest expense over the remaining term of the Term Note based on the effective interest method.

    The fair value of the warrants was estimated using the Black-Scholes option-pricing model assuming a risk-free interest rate of 6.3%, an expected life of five years and an expected annual dividend yield of 0.0%. As the Company's stock is not publicly traded, the effects of volatility have been ignored, given the uncertainty of future prices.

    As a result of the Refinancing, the Old Lender's rights to receive additional warrants were canceled. At the date of the Refinancing, approximately $171 of the unamortized discount related to the issued warrants was written off and is classified with the extraordinary item, net of the related income tax benefit, in the 1997 statement of operations. The remaining approximate $331 of unamortized discount related to those warrants which would no longer be issued was charged to contributed capital.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7.  REDEEMABLE COMMON STOCK

    In connection with the Recapitalization (see Note 4), an officer and a former officer of the Company entered into separate Incentive, Put and Noncompetition Agreements (the "Put Agreements") with the Company.

    In the event of an initial public offering ("IPO") or other qualifying sale, as defined, the former officer may require the Company to purchase her 374,000 shares of Series A Voting at $1.17 per share (in the event of an IPO) or $2.44 per share (in the event of another qualifying sale). The Put Agreement expires upon the completion of an IPO or other qualifying sale. The redeemable common stock is recorded at the maximum redemption price of $2.44 per share. Management believes it to be impracticable to estimate the fair market value of the redeemable common stock given the contingent nature of the put options and the lack of a specified term. At December 31, 1996 and 1997 and at June 30, 1998, the estimated fair market value of the underlying common stock was in excess of the maximum redemption price.

    In the event of an IPO or other qualifying sale, as defined, the officer may require the Company to purchase his shares issued upon the exercise of options to purchase 300,000 shares of Series A Voting (exercisable at $0.49 per share), at $0.58 per share (in the event of an IPO), or $2.24 (in the event of another qualifying sale). The Put Agreement expires upon the completion of an IPO or other qualifying sale.

8.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at:

                                                              DECEMBER 31,
                                                        ------------------------    JUNE 30,
                                                           1996         1997          1998
                                                                                  (UNAUDITED)
Furniture and equipment...............................  $       257  $       788  $        963
Leasehold improvements................................                        47            50
Computer software.....................................           22           53           117
                                                        -----------  -----------  ------------
                                                                279          888         1,130
Accumulated depreciation and amortization.............         (157)        (239)         (324)
                                                        -----------  -----------  ------------
Property and equipment--net...........................  $       122  $       649  $        806
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

Depreciation and amortization expense related to property and equipment was approximately $41, $63 and $103 in 1995, 1996 and 1997, respectively. Depreciation and amortization expense related to property and equipment was approximately $68 (unaudited) and $83 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  OTHER CURRENT LIABILITIES

    Other current liabilities consisted of the following at:

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1996       1997      JUNE 30,
                                                                                        1998
                                                                                     (UNAUDITED)
Accrued payroll and bonuses..................................  $     378  $     645   $     652
Accrued interest.............................................                   223          63
Accrued relocation costs.....................................        318        170          83
Other accrued expenses.......................................        365        700         763
                                                               ---------  ---------  -----------
Total other current liabilities..............................  $   1,061  $   1,738   $   1,561
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10.  RELOCATION COSTS

    During 1996 and 1997, the Company relocated its corporate headquarters from Pennsylvania to Orlando, Florida. Relocation costs include certain facility and employee moving expenses, as well as estimated severance costs for selected employees who elected not to relocate. Cash paid for relocation costs was approximately $296 and $636 for the years ended December 31, 1996 and 1997, respectively, and $258 and $87 for the six months ended June 30, 1997 and 1998 (unaudited), respectively. The remaining accrued relocation costs are anticipated to be paid by the end of 1998.

11.  STOCK OPTION PLANS

    The COLLEGIS, Inc. 1996 Stock Option Plan (the "1996 Plan") was adopted on June 19, 1996. Under the provisions of the 1996 Plan, options to purchase shares of Series B may be granted to selected directors, officers, employees, and consultants of the Company at the discretion of the Board of Directors. Option terms, including the number of shares subject to the options, the exercise price and the conditions with respect to the vesting or exercisability of such options, are determined at the sole discretion of the Board of Directors. The maximum number of shares authorized to be issued under the 1996 Plan was 1,692,336 at December 31, 1997 and 2,200,000 at June 30, 1998. During 1996 and
1997, options were granted with exercise prices greater than or equal to the fair value of the Series B at the date of grant. These options generally vest over four to six years and expire seven years from the date of grant.

    During May and June of 1998, the Company issued and sold 65,000 shares of Series B at a purchase price of $4.00 per share to an officer. In the same period, the Company granted to that officer and other employees an aggregate of 431,000 options to purchase Series B at an exercise price of $4.00 per share. In each instance, the $4.00 price was less than the estimated fair market value, resulting in compensation expense of approximately $2,474. Of the total options granted, the 360,000 granted to the officer vested immediately and are subject to call rights held by the Company. Under the terms of the call rights, the Company has the right to purchase any stock issued upon the exercise of such options at $4.00 per share, not to exceed the number of shares listed below for the applicable time periods:

PERIOD                                                                                SHARES
May 1, 1998 to April 30, 1999......................................................    270,000
May 1, 1999 to April 30, 2000......................................................    202,500
May 1, 2000 to April 30, 2001......................................................    135,000
May 1, 2001 to April 30, 2002......................................................     67,500

    Prior to the Recapitalization, options to purchase shares of common stock of the Company had been granted under various plans (the "Pre-Recapitalization Plans") at prices equal to the fair market value of the stock on the dates the options were granted. These options were generally exercisable in not more than six annual installments, as defined in the individual option agreements, and expired ten years from the date of grant. As discussed in Note 4, at the date of the Recapitalization, all outstanding options under the Pre-Recapitalization Plans were redeemed, excluding options to purchase 300,000 shares of Series A Voting with an exercise price of $0.49. Compensation expense recognized in connection with the redemption of these options was approximately $750 and is included in recapitalization expense in the 1996 Statement of Operations.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11.  STOCK OPTION PLANS (CONTINUED)
    The following summarizes changes in stock options for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998:

                                                           YEAR ENDED                                       SIX MONTHS ENDED
                                                          DECEMBER 31,                                          JUNE 30,
                          ----------------------------------------------------------------------------  ------------------------
                                    1995                      1996                      1997                      1998
                          ------------------------  ------------------------  ------------------------  ------------------------
                                       WEIGHTED-                 WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                        AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
                                       EXERCISE                  EXERCISE                  EXERCISE                  EXERCISE
                           SHARES        PRICE       SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                                                                              (UNAUDITED)
Outstanding, beginning
  of year...............    850,960    $    0.38      625,760    $    0.50    1,418,240    $    0.99    1,702,140    $    1.58
Granted.................    134,000         0.83    1,166,240         1.13      642,000         2.75      498,500         4.00
Exercised...............   (228,960)        0.26      (51,000)        0.25      (15,500)        1.13      (35,736)        1.34
Cancelled, forfeited or
  repurchased...........   (130,240)        0.49     (322,760)        0.63     (342,600)        1.39      (14,500)        2.94
                          ---------        -----    ---------        -----    ---------        -----    ---------        -----
Outstanding, end of
  period................    625,760         0.50    1,418,240         0.99    1,702,140         1.58    2,150,404         2.13
Exercisable, end of
  period................    339,600         0.40      255,000         0.49      550,863         0.81    1,073,097         1.97

Weighted-average fair
  value of options
  granted:
  Exercise price greater
    than market price of
    stock...............                                                                        0.42
  Exercise price equals
    market price of
    stock...............                    0.83                      0.30                      0.68                      0.68
  Exercise price is less
    than market price of
    stock...............                                                                                                  6.42

    The following summarizes information on the exercise prices for options outstanding as of December 31, 1997 and June 30, 1998:

                                  OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                 ------------------------------------------------------  ------------------------------------------------------
                                WEIGHTED                    WEIGHTED                    WEIGHTED                    WEIGHTED
                   NUMBER        AVERAGE       NUMBER        AVERAGE       NUMBER        AVERAGE       NUMBER        AVERAGE
                 OUTSTANDING    REMAINING    OUTSTANDING    REMAINING    EXERCISABLE    REMAINING    EXERCISABLE    REMAINING
EXERCISE PRICE   AT 12/31/97   USEFUL LIFE   AT 6/30/98    USEFUL LIFE   AT 12/31/97      LIFE       AT 6/30/98       LIFE
                                                    (UNAUDITED)                                             (UNAUDITED)
   $    0.49        300,000           5.4       300,000           4.9       300,000           5.4       300,000           4.9
        1.13        815,640           5.4       784,140           4.9       239,160           5.4       374,380           4.9
        2.75        586,500           6.6       568,764           6.1        11,703           6.2        38,717           5.8
        4.00            N/A           N/A       497,500           6.8           N/A           N/A       360,000           6.8

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11.  STOCK OPTION PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions for options granted in the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998:

                                                                                               SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,             ENDED
                                                      -------------------------------------  --------------
                                                         1995         1996         1997         JUNE 30,
                                                                                                  1998
                                                                                              (UNAUDITED)
Expected future dividend yield......................        0.0%         0.0%         0.0%          0.0%
Risk-free interest rate.............................        6.0%         6.2%         6.3%          5.6%
Expected life (years)...............................        5.0          5.0          5.0           3.6

    As the Company's stock is not publicly traded, the effects of volatility have been ignored, given the uncertainty of future stock prices.

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), was issued and is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted by the statement, the Company will continue to measure compensation cost for stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the Company's stock option plans been determined consistent with the fair value method prescribed by SFAS No. 123, the impact on the Company's net income (loss) and earnings per share would have been as follows:

                                                                                      SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,            ENDED
                                              -------------------------------------  ------------
                                                 1995         1996         1997        JUNE 30,
                                                                                         1998
                                                                                     (UNAUDITED)
Net income (loss):
  As reported...............................  $   1,910    $     464    $   1,015     $   (260)
  Pro forma.................................      1,908          796          963         (209)
Earnings per share-basic:
  As reported...............................  $    0.33    $    0.08    $    0.16     $  (0.04)
  Pro forma.................................       0.33         0.13         0.15        (0.03)
Earnings per share-diluted:
  As reported...............................       0.31         0.07         0.14        (0.04)
  Pro forma.................................       0.31         0.12         0.14        (0.03)

12.  EMPLOYEE BENEFIT PLAN

    Most employees are eligible to participate in the Company's 401(k) defined contribution profit-sharing plan. Through December 31, 1997, the Company made matching contributions of 25% (increased to 50% in January 1, 1998) of employee contributions up to 1.5% of the employees' compensation and may

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12.  EMPLOYEE BENEFIT PLAN (CONTINUED)
contribute additional amounts at the discretion of the Board of Directors. The Company made matching contributions of approximately $43, $55 and $113 in 1995, 1996 and 1997, respectively.

13.  COMMITMENTS AND CONTINGENCIES

    The Company leases certain office facilities under agreements classified as operating leases. The following represents future minimum lease commitments under noncancellable operating leases at December 31, 1997:

1998...............................................................   $     223
1999...............................................................         225
2000...............................................................         228
2001...............................................................         231
2002...............................................................          19
                                                                          -----
Total                                                                 $     926
                                                                          -----
                                                                          -----

    Rental expense was approximately $55, $81 and $194 in 1995, 1996 and 1997, respectively. Rental expense was approximately $62 (unaudited) and $198 (unaudited) for the six months ended June 30, 1997 and 1998, respectively. In March 1998, the Company entered into a lease agreement for additional space through February 2003. Annual rent under this lease agreement is approximately $160.

EXECUTIVE IPO BONUSES

    Pursuant to terms of certain executive employment agreements and incentive provisions included in the Put Agreements (see Note 7), certain current and former executives are entitled to cash bonuses totaling $1,225 upon the successful completion of an IPO of the Company's Common Stock.

LONG-TERM SERVICE CONTRACTS

    The Company is contractually obligated to provide services under the terms and conditions of various long-term, fixed-price contracts.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14.  INCOME TAXES

    The components of the income tax benefit (expense) were as follows:

                                                                                            SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                JUNE 30,
                                                   -----------------------------------  ------------------------
                                                      1995        1996        1997         1997         1998
                                                                                              (UNAUDITED)
Current:
  Federal........................................                          $      (408)  $    (196)   $    (351)
  State..........................................  $      (44) $      (24)        (140)        (78)        (103)
Deferred:
  Federal........................................         106         463         (166)        (42)         482
  State..........................................           5         132          (44)         (8)         142
                                                   ----------  ----------  -----------  -----------  -----------
Total income tax benefit (expense)...............          67         571         (758)       (324)         170
Income tax benefit allocated to extraordinary
  item...........................................                                 (180)
                                                   ----------  ----------  -----------  -----------  -----------
Income tax benefit (expense).....................  $       67  $      571  $      (938)  $    (324)   $     170
                                                   ----------  ----------  -----------  -----------  -----------
                                                   ----------  ----------  -----------  -----------  -----------

    As discussed in Notes 1 and 2, effective April 11, 1996, the Company's federal tax status changed from an S Corporation to a C Corporation as a result of the Recapitalization. The income tax benefit for 1995 includes federal S Corporation "built-in gains" tax of approximately $256 related to the federal S Corporation election made in 1995. Included in the income tax benefit for 1996 was approximately $271 of deferred tax benefit related to the recognition of deferred tax assets and liabilities at the date of the change in tax status.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14.  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                  DECEMBER 31,         JUNE 30,
                                                                             ----------------------      1998
                                                                                1996        1997      (UNAUDITED)
Deferred tax assets:
  Accrued liabilities......................................................  $      224  $      130   $        36
  Relocation expenses......................................................         191          56            36
  Amortization of bond discount............................................          53         174           174
  Change from cash to accrual basis of tax accounting......................         219         146           109
  Special compensation expense recognized upon issuance of stock and
    options................................................................                                   905
  Other....................................................................          15          44
                                                                             ----------  ----------  -------------
    Total gross deferred tax assets........................................         702         550         1,260
                                                                             ----------  ----------  -------------
Deferred tax liabilities:
  Prepaid expenses.........................................................          51          87           128
  Property and equipment...................................................          11          47            44
  Deferred state taxes.....................................................          45          30            77
                                                                             ----------  ----------  -------------
    Total gross deferred tax liabilities...................................         107         164           249
                                                                             ----------  ----------  -------------
Net deferred tax asset.....................................................  $      595  $      386   $     1,011
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

    A reconciliation of the provision for income taxes follows:

                                                                                 YEAR ENDED            SIX MONTHS ENDED
                                                                                DECEMBER 31,               JUNE 30,
                                                                           ----------------------  ------------------------
                                                                             1996        1997         1997         1998
                                                                                                         (UNAUDITED)
Tax at federal statutory rate............................................       34.0%      34.0%        34.0%        34.0%
State taxes..............................................................       66.1        6.9          7.8          5.9
Recapitalization.........................................................      440.0
Permanent differences....................................................       (9.0)       0.5          0.5
Other....................................................................                   1.4          3.2
                                                                           ---------      -----          ---          ---
Effective rate...........................................................      531.1%      42.8%        45.5%        39.9%
                                                                           ---------      -----          ---          ---
                                                                           ---------      -----          ---          ---

15.  RELATED PARTY TRANSACTIONS

    The Company paid approximately $75 and $120 to selected directors for certain management fees and consulting services during the years ended December 31, 1996 and 1997, respectively. For the six months ended June 30, 1998, the Company paid approximately $50 (unaudited) for such management fees and consulting services.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15.  RELATED PARTY TRANSACTIONS (CONTINUED)
    In October 1997, The COLLEGIS Research Institute (the "Research Institute"), a not-for-profit research organization related to the Company through common directors, was formed to engage in research and development activities in connection with the innovation, use and application of information technologies in teaching and learning. Pursuant to a Services Agreement dated February 15, 1998, by and between the Company and the Research Institute, the Company has agreed to provide to the Research Institute outsourcing, management and administrative services and to serve as liaison on behalf of the Research Institute with outside advisors, to the extent such services are specifically authorized by the President of the Research Institute. The Research Institute has agreed to reimburse the Company for its costs in providing such services to the Research Institute. The Research Institute has agreed to grant the Company a perpetual, royalty-free, non-exclusive right to and license in all intellectual property developed by the Research Institute and a right to use the name of the Research Institute in its marketing efforts. The Research Institute has further agreed that, unless otherwise specifically authorized in writing by the Company, it will not license its intellectual property to any third party for use in a for-profit enterprise. The Company has agreed to make annual contributions to the Research Institute in the amount of the Research Institute's annual net loss, if any, which may be offset against amounts owed to the Company under the Services Agreement. The Services Agreement extends through February 15, 2008 and is thereafter automatically extended for one-year periods unless either party provides written notice of its desire to terminate.

    Amounts received from the Research Institute as reimbursement of the cost of services provided are accounted for as a reduction of the related expense amounts in the statement of operations. During the six months ended June 30, 1998, the Company provided approximately $225 in reimbursable services and costs to the Research Institute.

16.  FINANCIAL INSTRUMENTS

    Financial instruments that potentially subject the Company to concentrations of credit risk consisted principally of accounts receivable. The Company believes that concentrations of credit risk are limited due to the credit quality of the Company's customers.

    The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivable and long-term debt approximate their respective fair values given their terms are at or near market. See Note 7 for fair value disclosure associated with Redeemable Common Stock.

17.  SEGMENT INFORMATION

    The Company operates primarily in one industry segment. The Company has derived and expects to continue to derive a significant portion of its revenue from a relatively limited number of customers.

                                 COLLEGIS, INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

17.  SEGMENT INFORMATION (CONTINUED)
The following summarizes revenues from significant customers (defined as representing 10%, or more, of total revenues):

                                                       SIX MONTHS ENDED JUNE
                        YEARS ENDED DECEMBER 31,                30,
                     -------------------------------  ------------------------
                       1995       1996       1997        1997         1998
                                                            (UNAUDITED)
Customer A.........                            13.5%       14.3%        10.2%
Customer B.........      19.3%      14.1%                  10.9%
Customer C.........      16.0%
Customer D.........      12.5%

    The loss of any one of the Company's major customers could have a material adverse effect on the Company's business, financial condition or results of operations.

    Additionally, the Company derives a significant portion of its revenues from public institutions whose fiscal stability is dependent, in part, on state and local government funding. As the Company currently operates in a limited number of states, a decrease in government funding in a state or local municipality in which the Company derives a significant portion of its revenue could have a material adverse effect on the Company's business, financial condition or results of operations. During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 the Company derived 23.2%, 33.1%, and 31.6% (unaudited), respectively, of its service revenue from New Jersey-based community colleges.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary.............................           3
The Company....................................           3
Risk Factors...................................           7
Company History................................          13
Use of Proceeds................................          13
Dividend Policy................................          13
Capitalization.................................          14
Dilution.......................................          15
Selected Financial Data........................          16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          17
Business.......................................          25
Management.....................................          37
Certain Transactions...........................          44
Principal and Selling Stockholders.............          46
Description of Capital Stock...................          47
Shares Eligible for Future Sale................          50
Underwriting...................................          52
Legal Matters..................................          54
Experts........................................          54
Additional Information.........................          54
Index to Financial Statements..................         F-1

                                 --------------

    UNTIL             , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,700,000 SHARES

                                 COLLEGIS, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                                 BT ALEX. BROWN

                                           , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth fees payable by the Company incurred in connection with the issuance and distribution of the Common Stock. All such fees and expenses, except the Securities and Exchange Commission registration fee, are estimated:

Securities and Exchange Commission Registration Fee...............  $  20,084
NASD Fee..........................................................      7,308
Nasdaq Stock Market Listing Fee...................................      *
Transfer Agent Fees and Expenses..................................      *
Printing Engraving Fees and Expenses..............................      *
Legal Fees and Expenses...........................................      *
Accounting Fees and Expenses......................................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $   *
                                                                    ---------
                                                                    ---------

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be a made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Company's Restated Certificate of Incorporation and By-Laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

    As permitted by the DGCL, the Restated Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction in which a director derives an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1995, the Company has issued the following securities which were not registered under the Securities Act:

(i) Prior Option Plan. In 1995, the Company granted 134,000 options to purchase shares of common stock at a weighted average exercise price of $0.83 per share and issued 228,960 shares of common stock pursuant to option exercises at a weighted average exercise price of $0.26.

(ii) On April 11, 1996, in connection with the Recapitalization, the Company issued 1,513,680 shares of Series A Voting Stock to TSI Management Company I, L.L.C. ("TICI"), in exchange for a purchase price of $1.95 per share, and 4,398,224 shares of Class A Non-Voting Stock to TSI Management Company II, L.L.C. ("TICII") in exchange for a purchase price of $1.95 per share.

(iii) On April 11, 1996, in connection with the certain loans advanced as part of the Recapitalization, the Company issued a warrant exercisable into 274,912 shares to Chase Bank at an exercise price of $0.47 per share.

(iv) 1996 Stock Option Plan Issuances. The following option grants at the indicated dates and exercise prices were made by the Company pursuant to the 1996 Stock Option Plan:

                                                                     NUMBER OF     EXERCISE
DATE                                                                   SHARES        PRICE
-------------------------------------------------------------------  ----------  -------------
06/19/96...........................................................   1,040,480    $   1.125
11/19/96...........................................................     125,760        1.125
02/13/97...........................................................      56,500        2.750
03/27/97...........................................................     185,000        2.750
05/22/97...........................................................      99,000        2.750
10/01/97...........................................................      85,500        2.750
11/01/97...........................................................     216,000        2.750
02/20/98...........................................................      67,500        4.000
05/01/98...........................................................     360,000        4.000
06/01/98...........................................................      71,000        4.000

(v) 1996 Stock Option Plan Exercises. The Company issued the following shares on the dates indicated to employees who exercised options under the 1996 Stock Option Plan:

                                                                                     NUMBER OF
DATE                                                                                  SHARES
----------------------------------------------------------------------------------  -----------
06/19/97..........................................................................      11,500
11/22/97..........................................................................       3,000
11/25/97..........................................................................       1,000
02/13/98..........................................................................       1,000
06/19/98..........................................................................      34,736
07/01/98..........................................................................       4,000

(vi) On May 1, 1998, Mr. Lund purchased 65,000 shares at a purchase price of $4.00 per share.

    In each of the above instances, exemption from registration was claimed on the grounds that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       The following exhibits are filed as part of this Registration Statement:

  1.1  Form of Underwriting Agreement.**

  3.1 Restated Certificate of Incorporation of the Company dated May 23, 1996, as amended.*

  3.3  By-Laws of the Company.*

  4.1  Specimen Common Stock Certificate.**

  4.2  Registration Agreement by and among the Company, TSI Investment Company I,
         L.L.C., TSI Investment Company II, L.L.C., Chase Bank, Robert Foley,
         Jr., and Claire Reid.*

  5.1 Opinion of Winston & Strawn as to the legality of the securities to be registered.*

 10.1 Loan and Security Agreement dated September 23, 1997 between the Company and LaSalle National Bank.**

 10.2  Warrant Agreement dated April 11, 1996 between the Company and Chase
         Bank.*

 10.3 Letter Agreement between Robert E. Lund and the Company dated May 1, 1998 relating to his employment by the Company.*

 10.4  Employment Agreement dated November 1, 1997 between the Company and Dr.
         William H. Graves.*

 10.5 Incentive, Put and Non-Competition Agreement dated April 11, 1996 between the Company and Robert Foley.*

 10.6  Services Agreement dated February 15, 1998 between the Company and The
         COLLEGIS Research Institute.*

 10.7  Settlement Agreement dated May 28, 1997 between the Company and Claire
         Reid.*

 10.8  1996 Stock Option Plan.*

 16.1  Letter re change in Certifying Accountant.*

 23.1  Consent of Deloitte & Touche LLP.*

 23.2  Consent of Zweig, Ramick & Associates.*

 23.3  Consent of Winston & Strawn (contained in the opinion filed as Exhibit
         5.1).*

 27.1  Financial Data Schedule.*

------------------------

*   Filed herewith

**  To be filed by amendment

    (b) Financial Statement Schedules

       None required.

ITEM 17.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, in the State of Florida, on the 29th day of July, 1998.

                                COLLEGIS, INC.

                                By:  /s/ ROBERT E. LUND
                                     -----------------------------------------
                                     Name: Robert E. Lund
                                     Title: CHAIRMAN AND CHIEF EXECUTIVE
                                     OFFICER

                               POWER OF ATTORNEY

    The undersigned directors and officers of COLLEGIS, Inc. do hereby constitute and appoint Robert E. Lund and Robert C. Bowers, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable COLLEGIS, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ ROBERT E. LUND
------------------------------  Chairman, Chief Executive      July 29, 1998
        Robert E. Lund            Officer and Director

    /s/ ROBERT FOLEY, JR.
------------------------------  President and Director         July 29, 1998
      Robert Foley, Jr.

                                Chief Financial Officer,
     /s/ ROBERT C. BOWERS         Executive Vice President
------------------------------    and Director (Principal      July 29, 1998
       Robert C. Bowers           Financial and Accounting
                                  Officer)

  /s/ DR. WILLIAM H. GRAVES
------------------------------  Senior Vice President and      July 29, 1998
    Dr. William H. Graves         Director

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ DR. ROBERT H. ATWELL
------------------------------  Director                       July 29, 1998
     Dr. Robert H. Atwell

      /s/ JAMES E. COWIE
------------------------------  Director                       July 29, 1998
        James E. Cowie

    /s/ BERNARD GOLDSTEIN
------------------------------  Director                       July 29, 1998
      Bernard Goldstein

      /s/ ROBERT E. KING
------------------------------  Director                       July 29, 1998
        Robert E. King

 /s/ DR. THURSTON E. MANNING
------------------------------  Director                       July 29, 1998
   Dr. Thurston E. Manning

    /s/ KENNETH G. PIGOTT
------------------------------  Director                       July 29, 1998
      Kenneth G. Pigott

    /s/ DR. MARVIN WACHMAN
------------------------------  Director                       July 29, 1998
      Dr. Marvin Wachman

                                    EXHIBITS

       1.1   Form of Underwriting Agreement.**

       3.1   Restated Certificate of Incorporation of the Company dated May 23, 1996, as amended.*

       3.3   By-Laws of the Company.*

       4.1   Specimen Common Stock Certificate.**

       4.2   Registration Agreement by and among the Company, TSI Investment Company I, L.L.C.,
               TSI Investment Company II, L.L.C., Chase Bank, Robert Foley, Jr., and Claire
               Reid.*

       5.1   Opinion of Winston & Strawn as to the legality of the securities to be registered.*

      10.1   Loan and Security Agreement dated September 23, 1997 between the Company and LaSalle
               National Bank.**

      10.2   Warrant Agreement dated April 11, 1996 between the Company and Chase Bank.*

      10.3   Letter Agreement between Robert E. Lund and the Company dated May 1, 1998 relating to his employment by the Company.*

      10.4   Employment Agreement dated November 1, 1997 between the Company and Dr. William H.
               Graves.*

      10.5   Incentive, Put and Non-Competition Agreement dated April 11, 1996 between the
               Company and Robert Foley.*

      10.6   Services Agreement dated February 15, 1998 between the Company and The COLLEGIS
               Research Institute.*

      10.7   Settlement Agreement dated May 28, 1997 between the Company and Claire Reid.*

      10.8   1996 Stock Option Plan.*

      16.1   Letter re Change in Certifying Accountant.

      23.1   Consent of Deloitte & Touche LLP.*

      23.2   Consent of Zweig, Ramick & Associates.*

      23.3   Consent of Winston & Strawn (contained in the opinion filed as Exhibit 5.1).*

      27.1   Financial Data Schedule.

------------------------

*   Filed herewith

**  To be filed by amendment